AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 2001
                                           REGISTRATION STATEMENT NO. 333-56024

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                AMENDMENT NO. 1
                                       TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                     CORNERSTONE REALTY INCOME TRUST, INC.
            (Exact name of registrant as specified in its charter)



                    VIRGINIA                                            6798
(State or other jurisdiction of organization)   (Primary standard industrial classification code)




                                   54-1589139
                      (I.R.S. Employer Identification No.)

                               ----------------
                             306 EAST MAIN STREET
                           RICHMOND, VIRGINIA 23219
                                (804) 643-1761
(Address,  including  zip  code,  and  telephone number, including area code, of registrant's principal executive office)


                               ----------------
                                GLADE M. KNIGHT
                             306 EAST MAIN STREET
                           RICHMOND, VIRGINIA 23219
                                (804) 643-1761
(Name,  address,  including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                    COPY TO:
                               LESLIE A. GRANDIS
                               MCGUIREWOODS LLP
                               ONE JAMES CENTER
                             901 EAST CARY STREET
                           RICHMOND, VIRGINIA 23219


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective in connection with the exchange offer described in the prospectus contained in this Registration Statement.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION. DATED MARCH 12, 2001


                         PROSPECTUS AND EXCHANGE OFFER



                                    CORNERSTONE
                 [GRAPHIC OMITTED]  REALTY INCOME TRUST, INC.



    EXCHANGE OFFER FOR ALL OUTSTANDING SERIES A CONVERTIBLE PREFERRED SHARES


 EXCHANGE OFFER EXPIRATION: Thursday, April 12, 2001 at 5:00 p.m., New York City time.


     We   are   offering  to  exchange  new  consideration  for  your  Series  A
Convertible Preferred Shares of Cornerstone. You can choose to exchange your convertible preferred shares for either of the following options:


     o Option 1: two common shares; or


     o Option 2: one common share and $12.25 in cash.


     Our common shares are listed on the New York Stock Exchange under the trading symbol "TCR." A maximum of 25,224,314 common shares will be offered through this exchange offer.


                              ------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF SOME OF THE RISKS YOU SHOULD CONSIDER IN EVALUATING THE EXCHANGE OFFER AND AN INVESTMENT IN THE SECURITIES OFFERED THROUGH THIS PROSPECTUS.


                              ------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 2001.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Cornerstone is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS



SECTION                                                              PAGE
---------------------------------------------------------------- -----------
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER .................  1
PROSPECTUS SUMMARY .............................................  3
RISK FACTORS ...................................................  8
THE COMPANY .................................................... 11
RECENT DEVELOPMENTS ............................................ 11
AVAILABLE INFORMATION .......................................... 12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ................ 12
FORWARD LOOKING STATEMENTS ..................................... 13
THE EXCHANGE OFFER ............................................. 14
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES .................. 21
COMPARISON OF RIGHTS AS A HOLDER OF CONVERTIBLE PREFERRED
 SHARES TO RIGHTS AS A HOLDER OF COMMON SHARES ................. 24
SELECTED FINANCIAL INFORMATION AND OTHER DATA .................. 27
MARKET PRICE AND DIVIDEND INFORMATION .......................... 29
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS .......... 31
SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND
 MANAGEMENT .................................................... 38
DESCRIPTION OF CAPITAL STOCK ................................... 40
LEGAL MATTERS .................................................. 44
EXPERTS ........................................................ 44
LETTER OF TRANSMITTAL .......................................... APPENDIX A


                           -------------------------
     This prospectus incorporates important business and financial information about Cornerstone that is not included in or delivered with this prospectus. We will furnish to you without charge and upon written or oral request a copy of any or all of the documents we have specifically incorporated herein by reference, not including exhibits to documents, unless we have specifically incorporated by reference such exhibits in such documents.

Requests should be made to:

                     Cornerstone Realty Income Trust, Inc.
                              Investor Relations
                 306 East Main Street, Richmond, Virginia 23219
                    Our telephone number is (804) 643-1761


TO OBTAIN TIMELY DELIVERY OF SUCH INFORMATION, WE MUST RECEIVE YOUR REQUEST NO LATER THAN THURSDAY, APRIL 5, 2001.

                QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER


Q: WHO CAN PARTICIPATE IN THE EXCHANGE OFFER?

A: The exchange offer is for all 12,612,157 issued and outstanding convertible preferred shares and therefore is open to all holders of our convertible preferred shares.


Q:   IF I ELECT TO TENDER MY CONVERTIBLE PREFERRED SHARES IN THE EXCHANGE OFFER,
 WHAT WILL I RECEIVE?

A: We are offering to exchange each of your convertible preferred shares for either:


       o Option 1: two common shares; or
       o Option 2: one common share and $12.25 in cash.



Q: MAY  I  MAKE  ONE  ELECTION  FOR  SOME OF MY CONVERTIBLE PREFERRED SHARES AND
    ANOTHER ELECTION FOR THE REST?



A: Each election applies to all convertible preferred shares in a particular account. You may not elect to exchange your convertible preferred shares in a particular account under both Option 1 and Option 2. You may only do one of the following:

   o elect to receive two common shares for each of the convertible preferred shares that you hold beneficially in an account;

   o elect to receive one common share and $12.25 in cash for each of the convertible preferred shares that you hold beneficially in an account; or



   o tender   none   of   the   convertible  preferred   shares  that  you  hold
      beneficially in an account.

     If you have more than one account, you may make different elections for each of your accounts.


Q: HOW DO I TENDER MY CONVERTIBLE PREFERRED SHARES IN THE EXCHANGE OFFER?


A: If  your  convertible  preferred  shares  are  held of record by David Lerner
    Associates, Inc., you should contact David Lerner Associates, Inc. promptly and instruct them to tender convertible preferred shares on your behalf. An instruction card is enclosed with this prospectus that you may use to instruct David Lerner Associates, Inc.


   If  you  hold  your  convertible  preferred  shares  of  record in book-entry format, you will need to complete and sign the enclosed letter of transmittal and submit it to Cornerstone along with any other required documents.


Q: HOW DO I DETERMINE HOW MY CONVERTIBLE PREFERRED SHARES ARE HELD?

A: Cornerstone has ten record holders of its convertible preferred shares. All of the record holders except David Lerner Associates, Inc. are directors and officers of Cornerstone or are related to directors and officers of Cornerstone. If you are not a director or officer of Cornerstone or related to a director or officer of Cornerstone, your shares are held of record by David Lerner Associates, Inc.


Q: WHAT  DO  I  DO  IF  I  CHANGE  MY  MIND AND WANT TO WITHDRAW THE CONVERTIBLE
    PREFERRED SHARES THAT I TENDERED?


A: You may withdraw your tender of convertible preferred shares at any time before the expiration of the exchange offer. No exchange consideration will be paid for convertible preferred shares that are validly withdrawn.

   If your convertible preferred shares are held of record by David Lerner Associates, Inc., you should contact David Lerner Associates, Inc. and instruct them to withdraw the convertible preferred shares that you tendered. If you are a director or officer of Cornerstone or are related to a director or officer of Cornerstone and you hold your convertible preferred shares of record in book-entry format, you should contact Cornerstone to withdraw the convertible preferred shares that you tendered.




Q: WHEN DOES THE EXCHANGE OFFER EXPIRE?


A: The exchange offer is scheduled to expire at 5:00 p.m., New York City time, on Thursday, April 12, 2001, unless extended.



Q: HOW WILL I KNOW IF THE EXCHANGE OFFER HAS BEEN EXTENDED?

A: If  we  extend  the  exchange offer, we will issue a press release to the Dow
    Jones News Service announcing the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.


Q: WHEN WILL I RECEIVE MY EXCHANGE CONSIDERATION?

A: We will pay the exchange consideration to the record holders of our convertible preferred shares promptly following the expiration of the exchange offer and the satisfaction or waiver of all conditions to payment. If your convertible preferred shares are held of record by David Lerner Associates, Inc., we will deliver the exchange consideration to David Lerner Associates, Inc.


Q: WHOM  DO  I  CALL  IF  I  HAVE  QUESTIONS  ABOUT  THE EXCHANGE OFFER OR ABOUT
    TENDERING MY CONVERTIBLE PREFERRED SHARES?

A: If you have any questions regarding the exchange offer, please contact our information agent for the exchange offer, David Lerner Associates, Inc., at (800) 367-3000 or Investor Relations at Cornerstone at (804) 643-1761.

                              PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the exchange offer fully and for a more complete description of the terms of the exchange offer, you should read carefully this entire prospectus and the other documents to which we have referred you, including the letter of transmittal accompanying this prospectus. Unless otherwise indicated, "Cornerstone," "we," "us," and "our" refer to Cornerstone Realty Income Trust, Inc. and its subsidiaries.

Throughout this prospectus, we sometimes refer to our Series A Convertible Preferred Shares as our "convertible preferred shares" and to the common shares and the cash payment offered in exchange for convertible preferred shares collectively as the "exchange consideration."


CORNERSTONE (PAGE 11)


Cornerstone is a fully integrated, self-administered and self-managed real estate company that has operated as a real estate investment trust since 1993. Headquartered in Richmond, Virginia, Cornerstone focuses on the ownership and management of multi-family properties in select markets in the Southeast and Texas. At March 9, 2001, we owned directly, or indirectly through our subsidiaries, 72 multifamily communities with 18,076 apartment units. These properties are located in 17 markets in Texas, North Carolina, Virginia, Georgia and South Carolina.


Cornerstone was formed in the Commonwealth of Virginia in 1992. Our executive offices are located at 306 East Main Street, Richmond, Virginia 23219, and our telephone number is (804) 643-1761. We also maintain six regional offices.



BACKGROUND, PURPOSES AND EFFECTS OF THE EXCHANGE OFFER (PAGE 14)


The convertible preferred shares were issued in connection with our acquisition of Apple Residential Income Trust, Inc. in July 1999. We are making the exchange offer to improve our financial condition by increasing our common shareholder equity base while improving our fixed charge coverage ratio and debt plus preferred to total market capitalization ratio. Additionally, we believe the exchange offer will provide Cornerstone greater flexibility in future financings and enhance opportunities for future growth.



THE EXCHANGE OFFER (PAGE 14)


SERIES A CONVERTIBLE PREFERRED SHARES. We are making the exchange offer with respect to all 12,612,157 issued and outstanding convertible preferred shares.

EXCHANGE   OFFER   CONSIDERATION. We  are  offering  to  acquire  each  of  your convertible preferred shares in exchange for:


     o Option 1: two common shares; or

     o Option 2: one common share and $12.25 in cash.

You must tender all of the convertible preferred shares that you hold beneficially in an account to participate in the exchange offer. You must choose the same option for all of the convertible preferred shares held in an account that you tender. Common shares issued in the exchange offer will be rounded to the nearest thousandth of a share, and no cash will be paid in lieu of fractional shares.

SOURCE OF FUNDS. We intend to fund the cash portion of the exchange consideration with long-term secured fixed-rate debt. The terms of this financing have not been completed and the exchange offer is subject to the condition that we obtain such financing on terms acceptable to Cornerstone.

EXPIRATION OF THE EXCHANGE. 5:00 p.m., New York City time, on Thursday, April 12, 2001, unless extended.

EXTENSION OF THE EXCHANGE OFFER. We have reserved the right to extend the expiration date of the exchange offer at any time and retain all of the convertible preferred shares that have been tendered, subject to the right of owners of convertible preferred shares to withdraw their tendered convertible preferred shares prior to the expiration date. In addition, if we make a material change in the terms of the exchange offer or waive a material condition of the exchange offer, we will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. If the consideration to be paid in the exchange offer is increased or decreased or the number of convertible preferred shares subject to the exchange offer is decreased, the exchange offer will remain open at least 10 business days from the date we first give notice, by public announcement or otherwise, of that increase or decrease.


NOTIFICATION OF AN EXTENSION. In the case of an extension of the exchange offer, an announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.


EXCHANGE DATE. The payment of the exchange consideration will be made promptly following the expiration of the exchange offer and the satisfaction or waiver of all conditions.


CONDITIONS TO THE EXCHANGE. The exchange offer is subject to the following material conditions:


   o we must be able to borrow sufficient cash on terms acceptable to us to pay any cash consideration required to be paid as exchange offer consideration;


   o the exchange offer must comply with applicable laws and applicable interpretations of the staff of the SEC;


   o no litigation may have been instituted or threatened or law enacted that could prohibit the exchange offer, materially adversely affect our business or materially impair the benefits of the exchange offer;


   o no  event  may  have  occurred  affecting our business that could prohibit,
      prevent   or  significantly  delay  closing  of  the  exchange  offer,  or materially impair the contemplated benefits of the exchange offer; and


   o no tender or exchange offer for our equity securities or any business combination involving us may have been proposed or announced or have occurred.


ACCEPTANCE OF CONVERTIBLE PREFERRED SHARES FOR EXCHANGE. Subject to the satisfaction or waiver of the conditions, we will accept for exchange any and all convertible preferred shares that are validly tendered and not withdrawn before 5:00 p.m. New York City time, on the expiration date of the exchange offer. However, we reserve the right to:


    o delay the acceptance of the convertible preferred shares for exchange;


   o terminate the exchange offer;


   o extend the expiration date and retain all convertible preferred shares that have been tendered, subject to the right of owners of convertible preferred shares to withdraw their tendered convertible preferred shares prior to the extended expiration date;


   o refuse   to   accept  the  convertible  preferred  shares  and  return  all convertible preferred shares that have been tendered; or


   o waive any condition or otherwise amend the terms of the exchange offer in any respect.

TENDER OF CONVERTIBLE PREFERRED SHARES. If your convertible preferred shares are registered in the name of David Lerner Associates, Inc. and you wish to tender your convertible preferred shares, you should contact David Lerner Associates, Inc. promptly and instruct them to tender your convertible preferred shares and deliver a letter of transmittal on your behalf. An instruction card is enclosed in the materials provided with this prospectus that may be used by you to instruct David Lerner Associates, Inc.

If you are a director or officer of Cornerstone or are related to a director or officer of Cornerstone and you hold your convertible preferred shares of record in book-entry format, you will need to complete and sign the enclosed letter of transmittal and submit it to Cornerstone along with any other required documents.

WITHDRAWAL OF TENDERS OF CONVERTIBLE PREFERRED SHARES. You may withdraw your tender of convertible preferred shares at any time prior to the expiration of the exchange offer, but the exchange consideration will not be payable in respect of any convertible preferred shares so withdrawn.


NO RECOMMENDATION OF BOARD OF DIRECTORS (PAGE 14)


Our board of directors makes no recommendation to holders of the convertible preferred shares whether or not to tender their convertible preferred shares in the exchange offer or as to the form of exchange consideration to elect. In addition, we have not authorized anyone to make a recommendation on our behalf regarding the exchange offer.



TENDER BY CORNERSTONE'S MANAGEMENT (PAGE 14)


Officers and directors of Cornerstone own 643,272 convertible preferred shares. These officers and directors have indicated to Cornerstone that they intend to tender all their convertible preferred shares in the exchange offer and elect to exchange these convertible preferred shares solely for common shares.



CORNERSTONE'S FINANCIAL CONDITION (PAGE 27)


To the extent that you receive common shares for your convertible preferred shares in the exchange offer, you will maintain an equity position in Cornerstone. The financial condition of Cornerstone is extremely important in evaluating such an equity investment. We urge you to carefully review the financial information regarding Cornerstone included in this prospectus and incorporated by reference into this prospectus before you make a decision regarding the exchange offer.



UNTENDERED CONVERTIBLE PREFERRED SHARES (PAGE 18)


If you do not tender your convertible preferred shares, they will remain outstanding. As a result of the consummation of the exchange offer, the number of convertible preferred shares that are outstanding may be significantly reduced. Although we will use our best efforts to have the New York Stock Exchange approve for listing the convertible preferred shares by July 23, 2001, the exchange offer may adversely affect our ability to have the convertible preferred shares meet the listing requirements of the NYSE.

The NYSE provides requirements for the listing of preferred shares that include, but are not limited to, the following:

   o there must be at least 100 holders of the preferred shares;

   o the  number  of  publicly-held preferred shares must be at least 100,000;
and

   o the aggregate market value of the publicly held preferred shares must be at least $2 million.

Depending on the number of convertible preferred shares tendered in the exchange offer, these requirements may not be satisfied with respect to the convertible preferred shares that remain outstanding. The NYSE also requires that preferred shares have specified voting and other rights. If the convertible preferred shares do not meet these requirements, amendments to Cornerstone's articles of incorporation or bylaws may be required. In addition, even if the convertible preferred shares are listed on the NYSE, the completion of the exchange offer will decrease the number of outstanding convertible preferred shares and the number of holders of the shares, thereby reducing the liquidity of the convertible preferred shares.

Any convertible preferred shares outstanding after we complete the exchange offer will remain convertible into 1.5823 common shares per convertible preferred share, subject to adjustments for distributions of common shares, stock splits and any reclassifications of the common shares.


ACCEPTANCE OF TENDERED SHARES UNDER THE TERMS OF THE EXCHANGE OFFER (PAGE 15)


Under the terms of the exchange offer and upon satisfaction or our waiver of the conditions to the exchange offer, we will accept for exchange convertible preferred shares validly tendered prior to the expiration of the exchange offer. You will only receive the exchange consideration if you validly tender your convertible preferred shares. We expect the exchange will be made promptly following the expiration of the exchange offer and the satisfaction or waiver of all conditions.



ACCOUNTING TREATMENT OF THE EXCHANGE OFFER (PAGE 20)


The difference between the fair value of the consideration transferred to holders of the convertible preferred shares and $21.00 per share, the carrying value of the convertible preferred shares on our balance sheet, will be subtracted from net income to arrive at net income available to common shareholders and will affect the calculation of earnings per common share in the current period.



UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 21)


The tax consequences to you of participating in the exchange offer will depend on whether you receive:


     o solely common shares; or

     o both common shares and cash.

Shareholders who receive solely common shares for their convertible preferred shares will not recognize gain or loss on the exchange offer. Shareholders who receive common shares and cash for their convertible preferred shares will recognize gain, but not loss, if any, up to the amount of the cash received. You are referred to the discussion about the federal income tax consequences of the exchange offer in "United States Federal Income Tax Consequences." Tax matters are very complicated and the tax consequences of the exchange offer to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the exchange offer.


NO APPRAISAL RIGHTS (PAGE 20)


In connection with the exchange offer, you will not have any right to dissent or to receive an appraisal of your convertible preferred shares.



"BLUE SKY" COMPLIANCE (PAGE 20)


We are not making this offer to, and we will not accept tenders from, holders of convertible preferred shares in any jurisdiction in which this exchange offer or the acceptance of convertible preferred shares would not comply with the applicable securities or "blue sky" laws of that jurisdiction.

INFORMATION AGENT (PAGE 19)

David Lerner Associates, Inc. is serving as the information agent in connection with the exchange offer. Its address and telephone number are set forth on page 19 of this prospectus.

COMMON SHARES (PAGE 40)

Cornerstone has 100,000,000 authorized common shares, no par value, of which 34,348,483 were issued and outstanding as of March 9, 2001. Each common share presently outstanding is fully paid and nonassessable, and each common share to be issued in this exchange offer will be fully paid and nonassessable upon issuance.

Our common shares are traded on the NYSE under the ticker symbol "TCR." On March 9, 2001, the closing price on the NYSE of our common shares was $11.00 per share.


SERIES A CONVERTIBLE PREFERRED SHARES (PAGE 41)

Cornerstone has 12,700,000 authorized Series A Convertible Preferred Shares, no par value, of which 12,612,157 were issued and outstanding as of March 9, 2001.


SUMMARY HISTORICAL FINANCIAL AND OTHER DATA OF CORNERSTONE (PAGE 27)


This   prospectus   contains  historical  financial  information  and  unaudited consolidated pro forma financial information concerning Cornerstone.


QUESTIONS REGARDING THE EXCHANGE OFFER (PAGE 19)


If you have any questions regarding the exchange offer, please contact our information agent, David Lerner Associates, Inc. at (800) 367-3000 or Investor Relations at Cornerstone at (804) 643-1761.

                                 RISK FACTORS


In the exchange offer, you can elect to exchange your convertible preferred shares for Cornerstone common shares or a combination of Cornerstone common shares and cash. If you decide not to participate in the exchange offer, you will continue to hold convertible preferred shares. In considering whether to tender your convertible preferred shares and which option to elect, you should take into account several factors. We have divided these factors into two parts. The first part addresses risks to consider in determining whether to participate in the exchange offer, and which alternative form of consideration to elect if you decide to tender your convertible preferred shares. The second part addresses risks that are inherent in the ownership of an equity interest in Cornerstone. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider these risk factors in deciding whether to tender your convertible preferred shares in the exchange offer and what form of consideration to request.



RISKS ASSOCIATED WITH YOUR DECISION WHETHER TO TENDER YOUR SHARES IN THE EXCHANGE OFFER AND THE TYPE OF CONSIDERATION YOU ELECT TO RECEIVE.


IF YOU ELECT TO RECEIVE COMMON SHARES AND CASH, YOU SHOULD CONSIDER THE POTENTIAL TAX CONSEQUENCES OF RECEIVING CASH IN EXCHANGE FOR A PORTION OF YOUR CONVERTIBLE PREFERRED SHARES.

TO THE EXTENT THAT YOU RECEIVE COMMON SHARES, YOU WILL HAVE RIGHTS AND PREFERENCES THAT ARE DIFFERENT FROM THE RIGHTS AND PREFERENCES YOU HAVE AS A HOLDER OF CONVERTIBLE PREFERRED SHARES. Our common shares are not entitled to the same quarterly dividend distributions as our convertible preferred shares, do not have a distribution priority and do not have any liquidation preference.


IF YOU DECIDE NOT TO TENDER YOUR CONVERTIBLE PREFERRED SHARES, THE ABSENCE OF A PUBLIC TRADING MARKET AND OTHER ECONOMIC FACTORS MAY HAVE AN ADVERSE IMPACT ON YOUR INVESTMENT. There is currently no public trading market for the convertible preferred shares. We intend to seek to list the convertible preferred shares on the NYSE. Completion of the exchange offer may impact our ability to list the remaining convertible preferred shares on the NYSE. We cannot assure you that the convertible preferred shares will be listed or that any actual trading market will develop or be sustained. In addition, even if the convertible preferred shares are listed on the NYSE, the completion of the exchange offer will decrease the number of outstanding convertible preferred shares and the number of holders of convertible preferred shares, rendering the convertible preferred shares less liquid. Further, future conversions of convertible preferred shares into common shares may impact the liquidity of the remaining convertible preferred shares. Accordingly, there can be no assurance as to the liquidity of the convertible preferred shares that remain outstanding after the exchange offer. Finally, there is no assurance as to the price at which they may trade. The trading price may bear no relationship to the liquidation preference of the convertible preferred shares, the value of the convertible preferred shares that might be implied or inferred by the making of this offer, or any other anticipated or predicted value.


     Please note that while you may freely elect whether or not to tender your convertible preferred shares and which alternative form of consideration to elect to receive, no "appraisal," "dissenters"' or similar rights arise as a result of this offer. The decision not to accept the exchange offer in one of the forms presented will not give you any rights to cause the exchange offer to be amended or to receive different consideration for your tendered convertible preferred shares. Rather, if you choose not to accept the exchange offer, you will continue to hold your convertible preferred shares.


RISKS ASSOCIATED WITH AN EQUITY INVESTMENT IN CORNERSTONE.

THE AVAILABILITY OF ATTRACTIVE INVESTMENT OPPORTUNITIES MAY FLUCTUATE AS WE FACE COMPETITION FROM OTHER COMPANIES WITH SIMILAR OBJECTIVES. There can be no assurance we will have access to suitable equity or debt financing necessary for our planned operations and growth. There can be no assurance that we will be successful in competing for attractive property acquisitions, since many other persons, including persons with resources greater than ours, such as other real estate investment trusts, other institutional investors, and private individuals, are also seeking to acquire the same types of properties.

WE ARE DEPENDENT ON OUR EXECUTIVE OFFICERS. While we believe that we could replace them if necessary, the loss of their services could have an adverse effect on us. Furthermore, Glade M. Knight, our chairman and chief executive officer, is involved in other ventures that compete for his time.


THE LIMITATIONS ON COMMON SHARE OWNERSHIP IN OUR BYLAWS, THE STAGGERED TERMS FOR THE BOARD OF DIRECTORS, AND THE PROVISIONS GOVERNING "AFFILIATED TRANSACTIONS" IN THE VIRGINIA STOCK CORPORATION ACT MAY EACH HAVE THE EFFECT OF DETERRING THE ACQUISITION OF, OR A CHANGE OF CONTROL IN, CORNERSTONE.


WE MAY, UNDER VARIOUS FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS, BE LIABLE OR MAY INCUR UNEXPECTED COSTS IF ANY HAZARDOUS OR TOXIC SUBSTANCES ARE DISCOVERED
ON, UNDER OR IN OUR PROPERTIES. We are not aware, however, of any material adverse environmental conditions, liabilities or compliance concerns affecting any of our apartment communities.


THE MARKET PRICE OF THE COMMON SHARES WILL LARGELY DEPEND ON FACTORS BEYOND OUR CONTROL, INCLUDING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND STOCK
MARKETS, THE GENERAL STATE OF THE ECONOMY, AND PERCEPTIONS ABOUT FUTURE ECONOMIC, POLITICAL AND OTHER DEVELOPMENTS.


WE ARE SUBJECT TO RISKS PRESENTED BY OUR APARTMENT COMMUNITY ACQUISITION STRATEGY AND GENERAL ECONOMIC AND REAL ESTATE MARKET TRENDS THAT MAY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO SHAREHOLDERS. We intend to continue our existing acquisition policies and strategy of acquiring and repositioning apartment communities. Risks associated with these strategies and policies, including risks associated with general national and local economic and market trends, may adversely affect our ability to achieve anticipated yields and could prevent us from making expected distributions to shareholders. These risks may be enhanced by the regional concentration of our assets in a few housing markets, including Texas, North Carolina, Virginia, Georgia and South Carolina. They include:


   o delays in finding suitable properties to acquire;


   o acquisition opportunities may be abandoned, requiring us to write off significant related costs;


   o renovation costs may exceed original estimates due to hidden defects, unexpected cost increases or otherwise;


   o inability to increase rents to offset increased renovation or other costs;


   o occupancy and lease-up rates and rents at newly acquired communities may fluctuate depending on various factors and may not be sufficient to make the community profitable;


   o an   inability  to  charge  rents  in  repositioned  communities  that  are sufficient to offset increased costs;


   o the perceptions by prospective residents of the safety, convenience and attractiveness of the community;


   o the availability of adequate management, maintenance and insurance;


   o increased operating costs, including real estate taxes and utilities;


   o increases in unemployment and a decline in household formation;


   o governmental limitations on our ability to increase rent to offset increased operating expenses due to inflation and other factors;


   o risks of acquiring and operating properties in markets unfamiliar to us should competitive, economic or strategic considerations lead us to seek to acquire properties outside of our current markets; and


   o increases in competition in the residential housing market.

REAL ESTATE FINANCING RISKS.


   o We have no limit on increasing our level of indebtedness. Our articles of incorporation and bylaws do not limit the amount of indebtedness we may incur. Thus, we may incur any level of indebtedness without shareholder approval. Further, any indebtedness we incur may be secured or unsecured, at our discretion.


   o We may need to refinance our debt, which may not be available on favorable terms, if at all. We regularly borrow money to finance acquisitions and operations. Amounts are payable under these loans from time to time. We may not have sufficient cash to make the required loan payments as they come due. Because we anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, we expect that we may need to refinance debt. Accordingly, there is a risk that existing indebtedness may not be able to be refinanced or that the terms of any refinancing may not be as favorable as the terms of the existing indebtedness.

   o The interest rates on our variable rate debt may increase, which would result in a reduction of funds available to make distributions to shareholders. Historically, we have incurred, and we expect that we will continue to incur in the future, variable rate indebtedness under credit facilities to finance the acquisition of apartment communities or for other purposes.

THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO RAISE ADDITIONAL EQUITY, ON TERMS FAVORABLE TO US, IF AT ALL, SHOULD EQUITY FUNDING BE SOUGHT. For a variety of reasons, including unfavorable interest rates or a comparatively high level of debt, we may seek from time to time to finance our operations with additional equity through the issuance of additional common shares or other series of preferred shares. Our ability to "access the equity market" will depend upon many factors, some of which are beyond our control. These factors include the general health of the economy and the stock markets, the perceived value of real estate investments and investment in shares of real estate investment trusts, competition from other real estate investment trusts and other businesses, which may be deemed more attractive by prospective investors, for equity funds, and the perceived future prospects for Cornerstone. During certain periods of time, it may be difficult, if not impossible, to obtain additional equity financing and there is no assurance that Cornerstone would in that situation have suitable financing alternatives, such as loans on favorable terms.

WE WILL INCUR ADDITIONAL INDEBTEDNESS TO FUND THE CASH PORTION, IF ANY, OF THE EXCHANGE OFFER. As a result of the indebtedness that we will incur to fund the cash portion, if any, of the exchange offer, and assuming that the maximum amount of cash consideration is paid in the exchange offer, our debt to total market capitalization ratio will increase from approximately 28% to approximately 44%.

                                  THE COMPANY

     Cornerstone is a fully integrated, self-administered and self-managed real estate company that has operated as a real estate investment trust since 1993. Headquartered in Richmond, Virginia, Cornerstone focuses on the ownership and management of multi-family properties in select markets in the Southeast and Texas. At March 9, 2001, we owned directly, or indirectly through our subsidiaries, 72 multifamily communities with 18,076 apartment units. These properties are located in 17 markets in Texas, North Carolina, Virginia, Georgia and South Carolina.

     Cornerstone was formed in the Commonwealth of Virginia in 1992. Our executive offices are located at 306 East Main Street, Richmond, Virginia 23219, and our telephone number is (804) 643-1761. We also maintain six regional offices.



                              RECENT DEVELOPMENTS


     On March 8, 2001, Cornerstone reported an increase in its annual distribution rate to $1.12 per common share from $1.11 per share. The new quarterly distribution rate of $0.28 per common share will be effective with the April 2001 quarterly distribution payment. In addition, Cornerstone reported that it currently expects that first quarter funds from operations will be $0.32 per common share and that 2001 funds from operations will be $1.32 per common share.

     On February 7, 2001, Cornerstone reported its summary fourth quarter and year-end results for the periods ended December 31, 2000, as follows:

   o For the year ended December 31, 2000, Cornerstone reported net income available to common shareholders of $0.77 per share, a 71.1% increase over its reported net income available to common shareholders of $0.45 per share in the prior year. This increase reflects a $22.9 million gain from the sale of 16 apartment communities.

   o For the year ended December 31, 2000, Cornerstone reported funds from operations of $1.28 per fully-converted share, a 2.4% increase over its reported funds from operations in the prior year. For the quarter ended December 31, 2000, Cornerstone reported funds from operations of $0.32 per fully-converted share, the same as the prior year's quarter.

   o For the year ended December 31, 2000, Cornerstone's average economic occupancy was 93% and its average rent per unit was $659 compared to an average economic occupancy of 92% and an average rent per unit of $619 in the prior year.


     In mid-December of 2000, we completed the repositioning of a substantial portion of our debt with the placement of $141 million in secured financing through First Union National Bank. The 10-year, interest-only loan bears a fixed interest rate of 7.35% and is secured by 15 of our 72 apartment communities. Net proceeds from the loan were used to repay the outstanding balance of our unsecured variable-rate credit facility. In addition, we have negotiated a new two-year, $50 million unsecured credit facility with First Union National Bank. The new facility bears interest at a variable rate that is equal to LIBOR plus 90 basis points, which rate is 30 basis points less than the interest rate we were paying on our former credit facility.

     At   the  end  of  2000,  our  debt  to  total  market  capitalization  was approximately 28%. With the new secured financing, virtually all of our indebtedness is long-term, fixed-rate debt with an average interest rate of 7.2% and an average maturity of 7.5 years. In addition, only 43% of our properties are encumbered by mortgages. We expect to fund the cash portion of the exchange offer consideration with long-term secured fixed-rate debt. If holders of all of the outstanding convertible preferred shares elect Option 2 in the exchange offer, we believe that approximately 60% of our properties will be encumbered by mortgages.

     During the third quarter of 2000, we completed our previously announced $50 million common share repurchase program, and in the fourth quarter we announced that our board of directors had authorized the purchase of an additional $50 million of our common shares. As of March 9, 2001, we had purchased approximately $13.1 million of our common shares under the new $50 million program announced in the fourth quarter.

                             AVAILABLE INFORMATION

     Cornerstone is subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file, at the public reference rooms of the SEC, at 450 Fifth Street, NW, Room 1024, Washington, DC
25049, 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. You may access these reports, proxy statements and other information, when available, through the Internet site maintained by the SEC at http://www.sec.gov. In addition, our common shares are listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, and a Schedule TO under the Securities Exchange Act of 1934, with respect to the securities registered pursuant to this exchange offer. This prospectus, which constitutes part of the registration statement and is incorporated by reference in part into the Schedule TO, does not contain all of the information set forth in the registration statement, the Schedule
TO, or the exhibits and schedules thereto. We hereby make reference to such registration statement, Schedule TO, and the exhibits and schedules thereto, and urge you to review the registration statement and the Schedule TO for further information about Cornerstone, our common shares, and the exchange offer. You may inspect the registration statement and the Schedule TO without charge or obtain copies of the registrations statement and the Schedule TO from the SEC once you pay prescribed fees. Any statements contained in this prospectus are not necessarily complete, and, in each instance, we reference the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. We qualify each such statement in its entirety by such reference.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We hereby incorporate by reference into this registration statement the following documents that we have filed with the SEC:

     (a) Cornerstone's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     (b) the following reports we filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, which include all reports filed since the end of the fiscal year ended December 31, 1999, including:

   o Current Report on Form 8-K, filed January 18, 2000

   o Current Report on Form 8-K, filed February 28, 2000

   o Current Report on Form 8-K, filed March 14, 2000

   o Current Report on Form 8-K, filed March 27, 2000

   o Quarterly Report on Form 10-Q, filed May 15, 2000, for the period ended March 31, 2000

   o Current Report on Form 8-K, filed May 24, 2000

   o Amended Current Report on Form 8-K/A, filed July 20, 2000

   o Quarterly Report on Form 10-Q, filed August 11, 2000, for the period ended June 30, 2000


   o Quarterly Report on Form 10-Q, filed November 14, 2000, for the period ended September 30, 2000


   o Current Report on Form 8-K, filed December 27, 2000

     (c) all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to our filing a post-effective amendment indicating that all securities offered through this exchange offer have been sold or deregistering all such securities then remaining unsold, are incorporated by reference in this registration statement and are part hereof from the respective dates of filing of such documents.

     We will furnish to you without charge and upon written or oral request a copy of any or all of the documents we have specifically incorporated herein by reference, excluding exhibits to such documents, unless we have specifically incorporated by reference such exhibits in such documents. Requests should be made to: Cornerstone Realty Income Trust, Inc., Investor Relations, 306 East Main Street, Richmond, Virginia 23219. Our telephone number is (804) 643-1761.


                          FORWARD LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements and information relating to Cornerstone that is based on the beliefs of our management as well as assumptions made by and information currently available to us. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," and "intend" and similar expressions, as they relate to Cornerstone or our management, are intended to identify forward-looking statements. These forward-looking statements are based on current management assumptions and are subject to uncertainties and inherent risks that could cause actual results to differ materially from those contained in any forward-looking statement. We have identified factors that could cause actual plans or results to differ substantially from those included in any forward-looking statements. These risk factors include, but are not limited to those described under "Risk Factors" in this prospectus.

     In evaluating the exchange offer, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 8 of this prospectus.

                              THE EXCHANGE OFFER

     This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this description may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the exchange offer.


PURPOSES OF THE EXCHANGE OFFER

     The convertible preferred shares were issued in connection with our acquisition of Apple Residential Income Trust, Inc. in July 1999. We are making the exchange offer to improve our financial condition by increasing our common shareholder equity base while improving our fixed charge coverage ratio and debt plus preferred to total market capitalization ratio. We believe the exchange offer will provide Cornerstone greater flexibility in future financings and enhance opportunities for future growth.


TERMS OF THE EXCHANGE OFFER

     We are making the exchange offer with respect to all 12,612,157 issued and outstanding convertible preferred shares.

     Upon the terms and subject to the conditions of the exchange offer set forth in this prospectus and in the accompanying letter of transmittal, you can choose to exchange each of your convertible preferred shares for:


     o Option 1: two common shares; or

     o Option 2: one common share and $12.25 in cash.

     You must tender all of your convertible preferred shares that you hold beneficially in an account to participate in the exchange offer. You must choose the same option for all of the convertible preferred shares in an account that you tender. Common shares issued in the exchange offer will be rounded to the nearest thousandth of a share, and no cash will be paid in lieu of fractional shares.

     The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, April 12, 2001, unless extended.

     Officers and directors of Cornerstone own 643,272 convertible preferred shares. These officers and directors have indicated to Cornerstone that they intend to tender all their convertible preferred shares in the exchange offer and elect to exchange these preferred shares solely for common shares.


     OUR   BOARD   OF  DIRECTORS  MAKES  NO  RECOMMENDATION  TO  OWNERS  OF  THE
CONVERTIBLE  PREFERRED  SHARES  WHETHER  OR  NOT  TO  TENDER  THEIR  CONVERTIBLE
PREFERRED SHARES IN THE EXCHANGE OFFER OR AS TO THE FORM OF EXCHANGE CONSIDERATION TO ELECT. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE A RECOMMENDATION ON OUR BEHALF REGARDING THE EXCHANGE OFFER.


PERIOD FOR TENDERING YOUR SERIES A CONVERTIBLE PREFERRED SHARES

     Subject to applicable securities laws and the terms and conditions of this prospectus, we will accept for exchange any and all convertible preferred shares that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer.


However, we reserve the right to:


   o delay the acceptance of the convertible preferred shares for exchange;


   o extend the expiration date and retain all of the convertible preferred shares that have been tendered, subject to the right of owners of convertible preferred shares to withdraw their tendered convertible preferred shares prior to the extended expiration date;


   o refuse to accept the convertible preferred shares and return all of the convertible preferred securities that have been tendered to us; or

     o waive any condition or otherwise amend the terms of the exchange offer in any respect.


     The rights that we reserve in this paragraph are in addition to our right to terminate the exchange offer described under "-- Conditions to, and Amendment of, the Exchange Offer."


     If we make a material change in the terms of the exchange offer or the information concerning the exchange offer or waive a material condition to the exchange offer, we will disseminate additional exchange offer materials and extend the exchange offer to the extent required by law. In addition, we may, if we deem appropriate, extend the exchange offer for any other reason. If the consideration to be paid in the exchange offer is increased or decreased or the number of convertible preferred shares subject to the exchange offer is decreased, the exchange offer will remain open at least 10 business days from the date we first give notice, by public announcement or otherwise, of that increase or decrease. In the case of an extension of the exchange offer, the announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.


ACCEPTANCE FOR EXCHANGE OF SERIES A CONVERTIBLE PREFERRED SHARES


     Upon the terms and subject to the conditions of the exchange offer and applicable law, we will exchange the applicable exchange consideration for all convertible preferred shares validly tendered and not withdrawn under the exchange offer on or before the expiration of the exchange offer.

     We will act as exchange agent for you for the purpose of issuing the exchange consideration for the convertible preferred shares. Under no circumstances will we pay interest on the exchange consideration by reason of any delay in making the exchange.


     We expressly reserve the right, in our sole discretion and subject to applicable regulations, to delay acceptance for exchange of, or the exchange of, convertible preferred shares in order to comply, in whole or in part, with any applicable law or regulation.

     In all cases, we will deliver the exchange consideration for convertible preferred shares accepted for exchange under the exchange offer only after timely receipt of:

   o a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof; and

   o any other documents required by the letter of transmittal.


     If the exchange offer is terminated or withdrawn, or the convertible preferred shares are not accepted for exchange, no exchange consideration will be paid or payable. If any tendered convertible preferred shares are not exchanged under the exchange offer for any reason, those convertible preferred shares not exchanged will be returned, without expense to you promptly after the expiration of the exchange offer or termination of the exchange offer.



PROCEDURES FOR EXCHANGING SERIES A CONVERTIBLE PREFERRED SHARES

     In order to receive the exchange consideration you must tender your convertible preferred shares under the exchange offer on or before its expiration.

     The method of delivery of letters of transmittal, any required signature guarantees and all other required documents is at your election and risk. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by Cornerstone. If delivery is by mail, we suggest that you use registered mail with return receipt requested, and the mailing be made sufficiently in advance of the expiration of the exchange offer.


     If you have any questions or need help in tendering your convertible preferred shares, please call the information agent whose address and phone number are on page 19 of this prospectus.

TENDERS OF CONVERTIBLE PREFERRED SHARES. Your tender of convertible preferred shares, and subsequent acceptance by us, will constitute a binding agreement between us and you in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.



     If your convertible preferred shares are registered in the name of David Lerner Associates, Inc. and if you wish to tender convertible preferred shares, you should contact David Lerner Associates, Inc. promptly and instruct them to tender convertible preferred shares and deliver a letter of transmittal on your behalf. An instruction card is enclosed in the materials provided with this prospectus that may be used by you to instruct David Lerner Associates, Inc. to tender your convertible preferred shares.


     If you are a director or officer of Cornerstone or are related to a director or officer of Cornerstone and you hold your convertible preferred shares of record in book-entry format, you will need to complete and sign the enclosed letter of transmittal and submit it to Cornerstone along with any other required documents. Although delivery of convertible preferred shares may be effected through the letter of transmittal or a manually signed facsimile thereof, any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by us at the address set out on page 19 of this prospectus on or prior to the expiration of the exchange offer.



SIGNATURE   GUARANTEES.  Signatures  on  all  letters  of  transmittal  must  be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless convertible preferred shares are tendered:


   o by a registered holder of convertible preferred shares; or


   o for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers,
      Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."



     If your convertible preferred shares are registered in the name of a person other than the signatory to the letter of transmittal then the signature on the letter of transmittal accompanying the tendered convertible preferred shares must be guaranteed. See Instructions 1 and 3 of the letter of transmittal.



BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding you must provide us with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.


DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tendered convertible preferred shares, subject to any of the procedures described above, will be determined by us, in our sole discretion, which determination shall be final and binding.


     We reserve the right to reject any or all tenders of convertible preferred shares that we determine not to be in proper form or if the acceptance for tender of those convertible preferred shares may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any tender of your convertible preferred shares, whether or not similar defects or irregularities are waived in the case of other holders of convertible preferred shares.


     Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of your convertible preferred shares, you will be entitled to the exchange consideration.

WITHDRAWAL OF TENDERED CONVERTIBLE PREFERRED SHARES


     You may withdraw tenders of convertible preferred shares at any time prior to the expiration of the exchange offer, but the exchange consideration shall not be payable in respect of convertible preferred shares so withdrawn.

     If your convertible preferred shares are held of record by David Lerner Associates, Inc., you should contact David Lerner Associates, Inc. and instruct them to withdraw the convertible preferred shares that you tendered. If you are a director or officer of Cornerstone or are related to a director or officer of Cornerstone and you hold your convertible preferred shares of record in book-entry format, you should contact Cornerstone to withdraw the convertible preferred shares that you tendered.


     Tenders of convertible preferred shares may also be validly withdrawn if the exchange offer is terminated without any convertible preferred shares being exchanged thereunder. In this case, the convertible preferred shares tendered under the exchange offer will be promptly returned to you.


     For a withdrawal of tendered convertible preferred shares to be effective, a written or facsimile transmission notice of withdrawal must be received by us from the registered holder of such convertible preferred shares on or prior to the expiration of the exchange offer at our address set out on page 19 of this prospectus. Any such notice of withdrawal must:


   o specify the name of the person who tendered the convertible preferred shares to be withdrawn;

   o contain  the  description   of  the  convertible  preferred  shares  to  be
withdrawn; and

   o be signed in the same manner as the original signature on the letter of transmittal by which those convertible preferred shares were tendered, including any required signature guarantees, or be accompanied by sufficient evidence that the person withdrawing the tender has succeeded to the beneficial ownership of the convertible preferred shares.

     If the convertible preferred shares to be withdrawn have been identified to Cornerstone, a signed notice of withdrawal is effective immediately upon written or facsimile notice of that withdrawal even if physical release is not yet effected.

     Any permitted withdrawal of convertible preferred shares may not be rescinded, and any convertible preferred shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Withdrawn convertible preferred shares may, however, be re-tendered by again following one of the appropriate procedures described in this prospectus at any time on or prior to the expiration of the exchange offer.

     If we extend the exchange offer or if for any reason, whether before or after any convertible preferred shares have been accepted for tender, the acceptance for tender of convertible preferred shares is delayed or if we are unable to accept the tender of convertible preferred shares under the exchange offer, then, without prejudice to our rights under the exchange offer, tendered convertible preferred shares may be retained by Cornerstone and may not be withdrawn, subject to Rule 14e-l(c) under the Exchange Act, which requires an offeror to pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer, except as otherwise provided in this section.

     All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.


CONDITIONS TO, AND AMENDMENT OF, THE EXCHANGE OFFER

     The exchange offer is subject to the following material conditions:

   o we must be able to borrow sufficient cash on terms acceptable to us to pay any cash consideration required to be paid as exchange offer consideration;

   o the exchange offer must comply with applicable laws and applicable interpretations of the staff of the SEC;

   o no litigation may have been instituted or threatened or law enacted that could prohibit the exchange offer, materially adversely affect our business or materially impair the benefits of the exchange offer;

   o no event may have occurred affecting our business that could prohibit, prevent or significantly delay consummation of the exchange offer, or materially impair the contemplated benefits of the exchange offer; and

   o no tender or exchange offer for our equity securities or any business combination involving us may have been proposed or announced or have occurred.


     Subject to satisfaction or waiver of the conditions, we will accept for exchange any and all convertible preferred shares that are validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. However, we reserve the right to:


   o delay the acceptance of your convertible preferred shares for exchange;

   o terminate the exchange offer;

   o extend  the  expiration  date  and  retain all convertible preferred shares that have been tendered, subject to the right of owners of the convertible preferred shares to withdraw their tendered convertible preferred shares;

   o refuse   to   accept  the  convertible  preferred  shares  and  return  all convertible preferred shares that have been tendered to us; or

   o waive any condition or otherwise amend the terms of the exchange offer in any respect.


SOURCE OF FUNDS


     We intend to fund the cash portion of the exchange consideration with borrowed funds. Sources for this financing could include:

   o Cornerstone's  $50  million  credit  facility  with  First  Union  National
Bank;

   o a bridge loan; or

   o long-term debt financing secured by our properties.

The terms of this financing have not been completed and the exchange offer is subject to the condition that we obtain such financing on terms acceptable to Cornerstone.


     The maximum number of common shares that may be issued for convertible preferred shares in the exchange offer is 25,224,314. The maximum amount of cash that may be paid for convertible preferred shares in the exchange offer is $154,498,923.

EFFECT OF EXCHANGE OFFER ON UNTENDERED SERIES A CONVERTIBLE PREFERRED SHARES

     If you elect not to tender your convertible preferred shares in the exchange offer, they will remain outstanding. As a result of the consummation of the exchange offer, Cornerstone will retire the convertible preferred shares tendered and the number of convertible preferred shares that are outstanding might be significantly reduced. This will have an adverse effect on any future trading market that may develop for the convertible preferred shares. In addition, although we will use our best efforts to have the New York Stock Exchange approve for listing the convertible preferred shares by July 23, 2001, the exchange offer may significantly limit our ability to have the convertible preferred shares listed on the NYSE.

     The NYSE provides requirements for the listing of preferred shares that include, but are not limited to, the following:


     o there must be at least 100 holders of the preferred shares;

     o the  number  of  publicly held preferred shares must be at least 100,000;
and

     o the aggregate market value of the publicly held preferred shares must be at least $2 million.

Depending on the number of convertible preferred shares tendered pursuant to the exchange offer, these requirements may not be satisfied with respect to the convertible preferred shares that remain outstanding. The NYSE also requires that preferred shares have certain voting and other rights. If the convertible preferred shares do not meet these requirements, amendments to Cornerstone's articles of incorporation or bylaws may be required.

     When we consummate the exchange offer, Cornerstone's obligation to file reports with the SEC pursuant to Section 15(d) of the Securities Exchange Act of 1934, may be suspended as it relates to the convertible preferred shares. Cornerstone's common shares, however, will continue to be registered pursuant to Section 12 of the Exchange Act, and Cornerstone's obligation to file reports with the SEC will continue pursuant to such registration.


DELIVERY OF LETTERS OF TRANSMITTAL

     All executed letters of transmittal and any other required documents should be sent or delivered to Cornerstone at the address set forth below. Letters of transmittal may be directed to Cornerstone, addressed as follows:

     Cornerstone Realty Income Trust, Inc.

   Attention: Investor Relations
   306 East Main Street
   Richmond, Virginia 23219

     By Facsimile:

     (804) 782-9302

     For Information or Confirmation by Telephone:

     (804) 643-1761

     Delivery of a letter of transmittal to an address other than that as set forth above or transmission of a letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.


INFORMATION AGENT


     We have appointed David Lerner Associates, Inc., the information agent for the exchange offer of the convertible preferred shares. In addition, we have retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, tenders in the exchange offer and we will pay David Lerner Associates, Inc. a contingent fee for such services up to a maximum fee of $400,000, including out-of-pocket expenses. Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this prospectus or the letter of transmittal or instruction may be directed to David Lerner Associates, Inc. at:


     David Lerner Associates, Inc.
   477 Jericho Turnpike
   Syosset, New York 11791

   or call toll free:
   (800) 367-3000


FEES AND EXPENSES

     We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail. However, we may make additional solicitations by telephone, facsimile, e-mail or in person by officers and regular employees of ours and those of our affiliates.

     In addition, we may make payments to brokers, dealers or others soliciting acceptance of the exchange offer.

     Cornerstone has retained Mercury Partners LLC as its financial advisor with respect to the exchange offer, and will pay them reasonable and customary fees.

     We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $2.8 million. Such expenses include advisory fees, costs of solicitation, accounting and legal fees and printing costs, among others.



TRANSFER TAXES


     Owners who tender their convertible preferred shares for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of convertible preferred shares for common shares in connection with the exchange offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.



NO APPRAISAL RIGHTS

     You will not have any right to dissent and receive an appraisal of your convertible preferred shares in connection with the exchange offer.


NEW YORK STOCK EXCHANGE LISTING


     Our common shares are traded on the New York Stock Exchange under the ticker symbol "TCR".



ACCOUNTING TREATMENT OF THE EXCHANGE OFFER

     The difference between the fair value of the consideration transferred to holders of the convertible preferred shares and $21.00 per share, our carrying value of the convertible preferred shares on our balance sheet, will be subtracted from net income to arrive at net income available to common shareholders and will affect the calculation of earnings per common share in the current period.


"BLUE SKY" COMPLIANCE


     We are making this exchange offer to all holders of convertible preferred shares. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of convertible preferred shares be accepted from or on behalf of, the holders of convertible preferred shares residing in such jurisdiction.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     This section summarizes the material United States federal income tax consequences to a U.S. holder of convertible preferred shares resulting from his or her participation in the exchange offer described in this prospectus. This discussion only applies to a U.S. holder of convertible preferred shares that holds the shares as a capital asset. A U.S. holder is an owner of convertible preferred shares that is:


   o an individual citizen or resident of the United States;


   o a corporation organized in or under the laws of the United States or any political subdivision of or within the United States;

   o a partnership, or other entity treated as a partnership under United States federal income tax law, created or organized under the laws of the United States or of any state or the District of Columbia, except to the extent that the partnership or other entity is not treated as a domestic partnership under United States federal income tax law;

   o an estate, the income of which is subject to United States federal income taxation regardless of its source;

   o a trust, if a United States court may exercise primary supervision over the administration of the trust and one or more United States persons has authority to control all of the substantial decisions of the trust; or

   o a trust, if the trust was in existence and qualified as a "United States person" within the meaning of the Internal Revenue Code of 1986, as amended, on August 20, 1996, under the law then in effect and if the trust elected to continue to be treated as a "United States person."

     This section does not address the tax consequences that may be relevant to certain classes of taxpayers, including:

   o insurance companies;

   o tax exempt organizations;

   o financial institutions;

   o securities dealers;

   o broker-dealers;


   o non-United States persons;


   o holders who acquired their shares pursuant to the exercise of options or otherwise as compensation;


   o persons who hold convertible preferred shares as part of a straddle, conversion or other arrangement involving more than one position or constructive sale; or


   o persons whose functional currency is not the U.S. dollar.


In addition, this section does not address state, local, foreign or alternative minimum tax consequences of the exchange offer. This section is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury Department regulations promulgated or proposed under the Internal Revenue Code, current published administrative positions of the Internal Revenue Service, and existing judicial decisions. Any future legislation, judicial or administrative changes or interpretations, which may be retroactive, could affect the accuracy of this discussion.


     ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO HIM OR HER OF THE EXCHANGE OFFER.

CONSEQUENCES TO A U.S. HOLDER THAT RECEIVES SOLELY CORNERSTONE COMMON SHARES


     Cornerstone believes, based on the advice of its counsel, McGuireWoods LLP, that the receipt of solely common shares in exchange for convertible preferred shares will be treated as a recapitalization for federal income tax purposes. Accordingly, a U.S. holder of convertible preferred shares will not recognize gain or loss on the exchange of his or her shares solely for common shares. In addition, a U.S. holder will take an adjusted basis in the common shares equal to the holder's adjusted basis in the convertible preferred shares that were exchanged. A U.S. holder also will include the period during which he or she held the convertible preferred shares in the holding period of the common shares received in the exchange offer.



CONSEQUENCES TO A U.S. HOLDER THAT RECEIVES BOTH CORNERSTONE COMMON SHARES AND CASH



     Cornerstone believes, based on the advice of its counsel, McGuireWoods LLP, that the receipt of common shares and cash in exchange for convertible preferred shares will be treated as a recapitalization for federal income tax purposes. Accordingly, a U.S. holder of convertible preferred shares will recognize gain up to the amount of cash received if the sum of the fair market value of the common shares and the cash received for each convertible preferred share exceeds the holder's adjusted basis in the convertible preferred shares. However, if the sum of the fair market value of the common shares and the cash received is less that the holder's adjusted basis in the convertible preferred shares, no loss will be recognized at the time of the exchange. In addition, a U.S. holder will take an adjusted basis in the common shares received in the exchange offer equal to his or her adjusted basis in the convertible preferred shares, less the amount of cash received in the exchange and increased by the amount of income recognized in the exchange as dividend or gain, if any. A U.S. holder also will include the period during which he or she held the convertible preferred shares in the holding period of the common shares received in the exchange offer.



     If gain, as described in the preceding paragraph, is recognized by a U.S. holder, the gain will be treated either as:


   o a dividend to the extent of a U.S. holder's ratable share of earnings and profits of Cornerstone; or


   o gain from the sale or exchange of stock.


To determine whether the gain recognized is properly treated as a dividend or as a sale, the exchange should be tested as though each U.S. holder of convertible preferred shares solely received common shares and then Cornerstone immediately redeemed a portion of those shares for cash. Under this test, the cash would be taxed as a dividend unless the deemed redemption meets one of the following exceptions:


   o the deemed redemption results in a complete termination of a U.S. holder's interest in Cornerstone;


   o the deemed redemption is substantially disproportionate with respect to a U.S. holder; or


   o the deemed redemption is not essentially equivalent to a dividend.


     In determining whether any of these three exceptions have been met, the common shares owned by a U.S. holder directly or indirectly through the attribution rules of section 302(c) and section 318 of the Internal Revenue Code must be taken into account. If any of these three exceptions is met, then any gain recognized from the exchange should be treated as gain from the sale or exchange of stock. This gain would be taxable as capital gain if the convertible preferred shares were held as a capital asset.


     A redemption terminates a U.S. holder's interest in Cornerstone if, after and as a result of the exchange, the U.S. holder no longer has any stock interest in Cornerstone, taking into account the attribution rules discussed above.

     A redemption is substantially disproportionate with respect to a holder if a U.S. holder owns less than 50% of the voting stock of Cornerstone and both of the following two tests are met:

   o the ratio of (a) the voting stock owned by the U.S. holder, directly or by attribution under the rules discussed above, immediately after the exchange to (b) the voting stock owned by the U.S. holder immediately before the exchange is less than 80% of the same ratio before the exchange; and


   o there is a similar reduction in the percentage ownership of a U.S. holder's common share holdings in Cornerstone.

     Whether a redemption is not essentially equivalent to a dividend with respect to a U.S. holder depends upon the U.S. holder's particular circumstances. The U.S. Supreme Court has ruled that a redemption is not essentially equivalent to a dividend if the U.S. holder has had a meaningful reduction in its percentage interest in the issuer. The Internal Revenue Service has ruled that where the issuer is publicly held and the U.S. holder is a minority shareholder whose stock interest is relatively minimal and who exercises no control over the issuer there has been a meaningful reduction if the U.S. holder has reduced its percentage interest in the issuer.

     Because there are ambiguities in applying the rules described above for determining whether a deemed redemption is taxable as a dividend or as a sale or exchange of stock, all U.S. holders should consult a tax advisor to determine the proper tax treatment of cash received in the exchange.

CONSEQUENCES OF NOT PARTICIPATING IN THE EXCHANGE OFFER


     A U.S. holder of convertible preferred shares that does not participate in the exchange offer will not recognize any gain or loss, and his or her adjusted basis in the convertible preferred shares will not change.

CONSEQUENCES OF OWNERSHIP OF CORNERSTONE COMMON SHARES

     A U.S. holder of common shares received in the exchange offer will include distributions made with respect to the shares in his or her income for U.S. federal income tax purposes. Dividends paid by Cornerstone will not be eligible for the dividends received deduction generally allowed to corporations under the Internal Revenue Code.

BACKUP WITHHOLDING


     Federal income tax law requires that a holder who participates in the exchange offer must provide Cornerstone with his or her correct taxpayer identification number and make certain certifications on the Substitute Form W-9 included in the letter of transmittal in order to avoid backup withholding of federal income tax. If backup withholding is imposed, Cornerstone will be required to withhold up to 31% of the cash payable to the holder pursuant to the exchange offer.


     In addition, a holder who receives common shares pursuant to the exchange offer and fails to provide a completed Substitute Form W-9 to Cornerstone may be subject to backup withholding at a rate of 31% on any future dividends paid by us to the holder.

     Certain persons, including corporations and certain foreign persons, are not subject to the backup withholding rules discussed above. Holders should consult their tax advisors regarding exemptions from the backup withholding rules that may apply to a particular holder.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in overpayment of taxes, a refund may be obtained from the Internal Revenue Service.


THE  TAX  DISCUSSION  SET  FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY.
THE TAX CONSEQUENCES OF THE EXCHANGE OFFER MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE APPLICABLE HOLDER. NO OPINION IS PROVIDED IN THIS PROSPECTUS AS TO THE STATE, LOCAL, FOREIGN, OR ALTERNATIVE
MINIMUM TAX CONSEQUENCES OF THE EXCHANGE OFFER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND ALTERNATIVE MINIMUM TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER.

COMPARISON  OF RIGHTS AS A HOLDER OF CONVERTIBLE PREFERRED SHARES TO RIGHTS AS A
                            HOLDER OF COMMON SHARES

     To the extent that you receive common shares for your convertible preferred shares in the exchange offer, your rights as a holder of common shares will be different than your rights as a holder of convertible preferred shares. Set forth below is a summary of what we believe to be the most important of these differences. This discussion is a summary, and does not purport to deal with all aspects of these differences that may be relevant to you. It is subject and qualified in its entirety by reference to Cornerstone's articles of incorporation and bylaws, as amended. Further information can be obtained in the section entitled "Description of Capital Stock" on page 40.

DISTRIBUTION RIGHTS

COMMON   SHARES. Holders   of   common  shares  are  entitled  to  receive  such
distributions as are declared by Cornerstone's board of directors.


CONVERTIBLE PREFERRED SHARES. Holders of convertible preferred shares are entitled to receive, if, when and as declared by Cornerstone's board of directors, quarterly cash dividends at a maximum annual rate per share of $2.25 (9.0%) until July 23, 2001 and $2.375 (9.5%) thereafter. Dividends are cumulative and will accrue quarterly, whether or not the distributions are declared and whether or not there are funds of Cornerstone legally available for payment of such distributions for any given distribution period.


     Unless all cumulative distributions on the convertible preferred shares and on capital stock on parity with them have been paid or set aside in full, then:

   o no distribution, other than a distribution payable solely in shares ranking junior to the convertible preferred shares, may be declared or paid on any shares, including common shares, ranking junior to the convertible preferred shares as to distributions or as to liquidations;


   o no shares of Cornerstone ranking junior to the convertible preferred shares as to distributions or as to liquidation can be purchased, redeemed or otherwise acquired by Cornerstone or by any subsidiary of Cornerstone; and

   o no monies will be paid into, set apart, or made available for a sinking or other like fund for purchase, redemption or other acquisition for value by Cornerstone or any of its subsidiaries of any shares of Cornerstone ranking junior to the convertible preferred shares as to distributions or rights in liquidation.

     Accordingly, holders of convertible preferred shares have the right to receive payment of distributions that accrue even if not declared or paid. The amount of their dividend is fixed and therefore unable to be either increased or decreased in the discretion of the Cornerstone board in the future. Upon an exchange into Cornerstone common shares, the holders will have rights only to those distributions as are declared by the Cornerstone board in its discretion.



VOTING RIGHTS


COMMON SHARES. Except in specified circumstances, holders of common shares have the sole voting power to elect directors and for all other purposes without limitation, except as may be required by law. Each common share is entitled to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting.

CONVERTIBLE PREFERRED SHARES. Except when distributions on the convertible preferred shares are six or more quarters in arrears, holders of such shares are not entitled to vote for the election of directors or any other purpose. Whenever distributions on the convertible preferred shares are six or more quarters in arrears, then the size of the Cornerstone board will automatically increase by two and holders of convertible preferred shares will have the right to nominate and elect these two additional directors. These two directors will continue to serve until all current distributions and all distributions in arrears on the convertible preferred shares have been paid in full or declared and set aside for payment.

     Accordingly, holders of the convertible preferred shares, do not have the right to vote for the election of directors unless their preferential distributions are substantially in and remain in arrears. Following an exchange for common shares, the holders will have the right to vote for the election of directors, subject to the rights of the holders of convertible preferred shares who have not exchanged their preferred shares to elect directors as described above.

     Holders of the convertible preferred shares will be entitled to vote separately as a class when required under applicable Virginia law and with respect to any amendment, alteration or repeal of any provision of the convertible preferred shares or of the Cornerstone articles that adversely affects the convertible preferred shares.


LIQUIDATION RIGHTS

COMMON SHARES. Upon any dissolution, liquidation or winding up of Cornerstone, the holders of outstanding common shares are entitled to receive pro rata all of Cornerstone's assets and funds remaining after payment of, or provision for, creditors and after provision for any preferred shares that are superior to the common shares.

CONVERTIBLE PREFERRED SHARES. Upon any dissolution, liquidation or winding up of Cornerstone, the holders of outstanding convertible preferred shares will be entitled to be paid $25 per share in cash, plus an amount equal to all unpaid distributions accrued on the shares. After this payment, the holders of convertible preferred shares will have no right or claim to the remaining assets of Cornerstone. If the assets of Cornerstone legally available for distribution to its shareholders are insufficient to pay the holders of the convertible preferred shares the full amounts to which they are entitled, the assets will be distributed ratably to the holders of convertible preferred shares and the holders of preferred shares, if any, ranking on a parity with the convertible preferred shares as to rights in liquidation in proportion to the full amount to which they are respectively entitled.



OTHER RIGHTS


     In addition to the rights set forth above, the common shares have some rights that the convertible preferred shares do not have, and the convertible preferred shares have some rights that the common shares do not have. These rights are summarized in this section.



COMMON SHARES

Restrictions on the Purchase or Transfer of Common Shares. In order for Cornerstone to meet certain requirements under the Internal Revenue Code applicable to real estate investment trusts, Cornerstone's bylaws prohibit any person from acquiring or holding, directly or indirectly, ownership of a number of common shares in excess of 9.8% of all of the outstanding common shares. The treatment of shares owned in excess of this amount is more fully described in the section entitled "Description of Capital Stock -- Common Shares." Under
Cornerstone's bylaws, any acquisition of common shares that would result in Cornerstone's disqualification as a real estate investment trust under the Internal Revenue Code is void to the fullest extent permitted by law, and the board of directors is authorized to refuse to transfer common shares to a person if, as a result of the acquisition, that person would own shares in excess of 9.8%.


PREFERRED SHARES


Redemption. Series A Convertible Preferred Shares may be redeemed by Cornerstone after July 23, 2004, the fifth anniversary of their issuance. At that time, Cornerstone may, at its option, redeem all or any portion of the outstanding convertible preferred shares for either:

   o an amount equal to the liquidation payment (including accrued but unpaid distributions) to which holders of the convertible preferred shares would be entitled; or

   o the number of common shares of Cornerstone equal to the liquidation price described above plus accrued but unpaid distributions, divided by the conversion price.

Redemption of less than all outstanding convertible preferred shares will be done on a pro rata basis.

     Cornerstone may only exercise its option to redeem convertible preferred shares for common shares if for 20 trading days within the 30 consecutive trading days immediately preceeding the date the notice of redemption is mailed, the average closing price of our common shares on the NYSE equals or exceeds $15.80.

     Cornerstone may also acquire convertible preferred shares for such consideration as is acceptable to the holders thereof. If however, accrued but unpaid distributions remain outstanding, Cornerstone can only acquire such shares in accordance with a purchase or exchange offer made on the same terms to all outstanding convertible preferred shares.


Conversion. Holders of outstanding convertible preferred shares have the right, upon notice properly given to Cornerstone, to convert their convertible preferred shares into common shares at a ratio of 1.5823 common shares per convertible preferred share, subject to adjustments for distributions of common shares, stock splits and any reclassifications of the common shares. Holders of convertible preferred shares called for redemption may convert the shares at any time up until the day before the redemption date.

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA
                     CORNERSTONE REALTY INCOME TRUST, INC.
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The table below presents summary historical consolidated financial and other data as well as unaudited consolidated pro forma information for Cornerstone. The summary historical consolidated financial data is based on and should be read in conjunction with Cornerstone's historical consolidated financial statements and related notes incorporated by reference into this document.



     The unaudited pro forma consolidated financial information should be read in conjunction with the unaudited pro forma consolidated financial statements presented elsewhere in this document. The unaudited pro forma consolidated financial statements are based on an exchange ratio of two common shares for each pro forma share, Option 1, and an assumed common share price of $11.00 per share.







                                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                     1995            1996             1997
                                                ------------- ----------------- ---------------
OPERATING RESULTS
Rental income .................................  $   16,267      $   40,262       $    70,116
Net income (loss) before gain on
 investments and minority interest of
 unitholders in operating partnership .........       5,230          (4,170)           19,226
Gains on sales of investments .................          --              --                --
Net income (loss) .............................       5,230          (4,170)           19,226
Distributions to preferred shareholders .......          --              --                --
Net income available to common
 shareholders .................................       5,230          (4,170)           19,226
Distributions to common shareholders ..........       6,316          15,935            31,325
-----------------------------------------------  ----------      ----------       -----------
Weighted average shares outstanding-
 basic ........................................       8,177          20,210            32,618
Weighted average shares outstanding-
 fully converted (e) ..........................          --              --                --
-----------------------------------------------  ----------      ----------       -----------
PER SHARE
Net income (loss) .............................  $     0.64      $    (0.21)      $      0.59
Distributions per preferred share .............          --              --                --
Distributions per common share ................        0.96            0.99              1.00
-----------------------------------------------  ----------      ----------       -----------
BALANCE SHEET DATA
Investment in rental property .................  $  129,696      $  329,716       $   487,575
Total assets ..................................  $  133,181      $  322,871       $   474,186
Notes payable-unsecured .......................  $    8,300      $   55,403       $   151,569
Notes payable-secured .........................          --              --                --
Common stock ..................................  $  123,772      $  276,270       $   349,135
Preferred stock ...............................          --              --                --
Shareholders' equity ..........................  $  122,154      $  254,570       $   315,328
Common shares outstanding .....................      12,754          28,142            35,510
-----------------------------------------------  ----------      ----------       -----------
OTHER DATA
Cash Flow from (used in): .....................
 Operating activities .........................  $    9,619      $   20,163       $    34,974
 Investing activities .........................  $  (75,589)     $ (194,519)      $  (161,969)
 Financing activities .........................  $   68,755      $  170,466       $   128,327
Number of communities owned at
 period-end ...................................          19              40                51
Ratio of earnings to fixed charges ............      17.77 x               (c)          3.51 x
Ratio of earnings to combined fixed charges
 and preferred stock distributions ............      17.77 x               (c)          3.51 x
-----------------------------------------------  ----------      -------------    -----------



                                                                                                  NINE MONTHS ENDED
                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,         SEPTEMBER 30,2000
                                                ------------------------------------------- -----------------------------
                                                                              PRO FORMA (D)
                                                     1998          1999           1999        HISTORICAL    PRO FORMA (D)
                                                ------------- -------------- -------------- -------------- --------------
OPERATING RESULTS
Rental income .................................  $   88,752     $  121,087     $  148,373    $   108,849    $   108,849
Net income (loss) before gain on
 investments and minority interest of
 unitholders in operating partnership .........      23,225         30,122         32,852         27,508         27,508
Gains on sales of investments .................          --             --             --         23,158         23,158
Net income (loss) .............................      23,211         30,037         32,767         50,666         50,666
Distributions to preferred shareholders .......          --         12,324             --         22,880             --
Net income available to common
 shareholders .................................      23,211         17,713         32,767         27,786         50,666
Distributions to common shareholders ..........      38,318         42,050         69,121         30,379         51,414
------------------------------------------------ ----------     ----------     ----------    -----------    -----------
Weighted average shares outstanding-
 basic ........................................      37,631         39,183         64,483         36,496         61,764
Weighted average shares outstanding-
 fully converted (e) ..........................          --         47,757             --         56,505             --
------------------------------------------------ ----------     ----------     ----------    -----------    -----------
PER SHARE
Net income (loss) .............................  $     0.62     $     0.45     $     0.51    $      0.76    $      0.82
Distributions per preferred share .............          --           0.97             --           1.641            --
Distributions per common share ................        1.03           1.07           1.07           0.83           0.83
------------------------------------------------ ----------     ----------     ----------    ------------   -----------
BALANCE SHEET DATA
Investment in rental property .................  $  587,438     $  919,129     $  919,129    $   862,859    $   862,859
Total assets ..................................  $  552,348     $  869,265     $  868,265    $   794,039    $   793,039
Notes payable-unsecured .......................  $  201,893     $  157,500     $  159,300    $   131,997    $   133,797
Notes payable-secured .........................          --     $  105,046     $  105,046    $   104,591    $   104,591
Common stock ..................................  $  388,132     $  383,970     $  662,263    $   348,970    $   626,915
Preferred stock ...............................          --     $  263,656             --    $   265,002             --
Shareholders' equity ..........................  $  339,171     $  574,365     $  571,565    $   538,135    $   535,335
Common shares outstanding .....................      39,114         38,712         64,012         35,517         60,784
------------------------------------------------ ----------     ----------     ----------    ------------   -----------
OTHER DATA
Cash Flow from (used in): .....................
 Operating activities .........................  $   45,028     $   62,311     $   62,311    $    39,992    $    39,992
 Investing activities .........................  $  (97,863)    $  (30,446)    $  (30,446)   $    57,789    $    57,789
 Financing activities .........................  $   50,912     $  (18,187)    $  (17,577)   $  (112,383)   $  (111,870)
Number of communities owned at
 period-end ...................................          58             87             87             73             73
Ratio of earnings to fixed charges ............       2.82 x         2.14 x         2.96 x         3.08 x         4.80 x
Ratio of earnings to combined fixed charges
 and preferred stock distributions ............       2.82 x         1.19 x         2.96 x         1.14 x         4.80 x
------------------------------------------------ ----------     ----------     ----------    ------------   -----------

                                                               AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                                                                                            PRO FORMA (D)
                                                 1995         1996         1997        1998        1999         1999
                                              ---------- ------------- ----------- ----------- ----------- --------------
FUNDS FROM OPERATIONS CALCULATION (B) .......
 Net income (loss) ..........................  $ 5,230     $  (4,170)   $ 19,226    $ 23,211    $ 30,037      $ 32,768
 Less: Gain on sale of investment ...........       --            --          --          --          --            --
 Add: Minority interest of unitholders in
  operating partnership .....................       --            --          --          15          85            85
  Depreciation of rental property ...........    2,789         8,068      15,164      20,741      29,310        35,777
  Write-off of organizational cost ..........       --            --          --          --          56            56
  Management contract termination (a)........       --        16,526         403          --          --            --
                                               -------     ---------    --------    --------    --------      --------
Fund from operations -- fully converted
 (e) ........................................    8,019        20,424      34,793      43,967      59,488        68,686
 Less: Distributions to preferred
  shareholders ..............................       --            --          --          --      12,324            --
                                               -------     ---------    --------    --------    --------      --------
Fund from operations -- basic ...............  $ 8,019     $  20,424    $ 34,793    $ 43,967    $ 47,164      $ 68,686
---------------------------------------------  -------     ---------    --------    --------    --------      --------



                                                AS OF AND FOR THE NINE
                                                     MONTHS ENDED
                                                  SEPTEMBER 30, 2000
                                              ---------------------------
                                               HISTORICAL   PRO FORMA (D)
                                              ------------ --------------
FUNDS FROM OPERATIONS CALCULATION (B) .......
 Net income (loss) ..........................   $ 50,666      $ 50,666
 Less: Gain on sale of investment ...........     23,158        23,158
 Add: Minority interest of unitholders in
  operating partnership .....................         --            --
  Depreciation of rental property ...........     26,464        26,464
  Write-off of organizational cost ..........         --            --
  Management contract termination (a)........         --            --
                                                --------      --------
Fund from operations -- fully converted
 (e) ........................................     53,972        53,972
 Less: Distributions to preferred
  shareholders ..............................     22,880            --
                                                --------      --------
Fund from operations -- basic ...............   $ 31,092      $ 53,972
----------------------------------------------  --------      --------


(a) Included in the 1996 and 1997 operating results are $16.5 million and $.4 million, respectively, of management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status.


(b) Funds From Operations or "FFO", is defined as net income before extraordinary items, computed in accordance with generally accepted accounting principles or "GAAP", excluding gains and (losses) from sales of depreciable property, before minority interest of unit holders in operating partnerships, plus real estate depreciation and amortization. This definition conforms with the National Association of Real Estate Investment Trust's definition issued in October 1999 which was effective beginning January 1, 2000. Cornerstone considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to net income and cash flows as a measure of Cornerstone activities in accordance with GAAP and not necessarily indicative of cash available to fund cash. Periods prior to January 1, 2000 have not been restated to conform to the new FFO definition. The primary differencee between the October 1999 definition and the prior definition is the add back of non-recurring items in prior periods.


(c) Earnings for the year ended December 31, 1996 were inadequate to cover fixed charges due to management contract termination expense resulting from the company's conversion to "self-administered" and "self-managed" status. The amount of deficiency was $4.2 million for the year ended December 31, 1996.


(d) To give effect to the conversion of the Series A Convertible Preferred Shares into two common shares, Option 1, the merger with Apple and the operations of property acquisitions made during 1999 by Apple.

(e) Weighted average common shares outstanding and funds for operations on a fully converted basis is calculated assuming all Series A Convertible Preferred Shares outstanding are converted to common shares at the contractual conversion rate, 1.5823 common shares for each Series A Convertible Preferred Share, as of the beginning of the period.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Our common shares are listed on the New York Stock Exchange under the trading symbol "TCR." The following table sets forth the high and low sales prices on the New York Stock Exchange for our common shares.


COMMON SHARE MARKET PRICES


                                      2001                         2000                         1999
                                  SALES PRICE                   SALES PRICE                  SALES PRICE
                           --------------------------   ---------------------------   -------------------------
                               HIGH           LOW           HIGH            LOW           HIGH           LOW
                           -----------   ------------   ------------   ------------   ------------   ----------
First Quarter* .........   $ 11.24       $ 10.625       $ 11.625       $ 9.0625       $ 11.125       $ 9.00
Second Quarter .........                                 10.875         9.50           10.9375        9.625
Third Quarter ..........                                 10.9375        9.9375         10.625         9.00
Fourth Quarter .........                                 11.125        10.3125         10.6875        9.0625



* through March 9, 2001.


     On March 9, 2001, the most recent practicable date prior to the printing of this prospectus, the closing sale price of our common shares reported on the NYSE was $11.00.


     Historically, the market price of our common shares has fluctuated, and we expect this fluctuation to continue. This fluctuation may affect your determination as to the attractiveness of the exchange offer if you choose to receive common shares as exchange offer consideration. You are urged to obtain current market quotations for our common shares prior to making any decision with respect to the exchange offer.

     On March 9, 2001, Cornerstone's common shares were held by 859 record shareholders.


SERIES A CONVERTIBLE PREFERRED SHARES


     The convertible preferred shares are not traded in any established market. Accordingly, there is no practical way to determine the trading history of the convertible preferred shares. We believe that the trading market for the convertible preferred shares that remain outstanding after the exchange offer, if any, will be very limited.


     On March 9, 2001, Cornerstone's convertible preferred shares were held by ten record shareholders.


DIVIDEND POLICY


     The timing and amounts of distributions to shareholders are within the discretion of our board of directors. Future distributions will depend on our results of operations, cash flow from operations, economic conditions and other factors, such as working capital, cash requirements to fund investing and financing activities, capital expenditure requirements, including improvements to and expansions of properties and the acquisition of additional properties, as well as the distribution requirements under federal income tax provisions for qualification as a real estate investment trust. Our distributions to our shareholders also may be limited by the agreement pertaining to our unsecured line of credit.


     For federal income tax purposes, distributions paid to common shareholders may consist of ordinary income, capital gains distributions, non-taxable return of capital, or a combination thereof. Distributions constitute ordinary income to the extent of our current and accumulated earnings and profits. Distributions that exceed our current and accumulated earnings and profits constitute a return of capital rather than a dividend to the extent of a shareholders' basis in his or her common shares and reduce the shareholder's basis in the common shares. To the extent that a distribution exceeds both our current and accumulated earnings and profits and the shareholder's basis in his or her common shares, the excess generally is treated as gain from the sale or exchange of that shareholder's common shares. Cornerstone notifies shareholders annually as to the taxability of distributions paid during the preceding year.

     We have a dividend reinvestment and share purchase plan under which any record holder of our common shares may reinvest cash dividends and may invest additional cash payments of up to $15,000 per quarter in common shares.

     We have made the following distributions to shareholders during the previous two calendar years:




                                         2001                                2000
                                    DISTRIBUTIONS*                      DISTRIBUTIONS*
                         ------------------------------------ ----------------------------------
                            COMMON     CONVERTIBLE PREFERRED    COMMON    CONVERTIBLE PREFERRED
                         ------------ ----------------------- ---------- -----------------------
First Quarter .......... $ 0.2775     $ 0.5625                $ 0.27     $ 0.5785
Second Quarter .........      --           --                  0.2775     0.53125
Third Quarter ..........      --           --                  0.2775     0.53125
Fourth Quarter .........      --           --                  0.2775     0.5592



                                       1999
                                  DISTRIBUTIONS*
                         ---------------------------------
                           COMMON    CONVERTIBLE PREFERRED
                         ---------- ----------------------
First Quarter .......... $ 0.25                  --
Second Quarter .........  0.26                   --
Third Quarter ..........  0.26                   --
Fourth Quarter .........  0.26            $ 0.35417


* distribution per share

                     CORNERSTONE REALTY INCOME TRUST, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


   PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2000 (UNAUDITED)


     The Pro Forma Consolidated Balance Sheet (Unaudited) is presented as if Cornerstone acquired each Series A Convertible Preferred Share in exchange for two common shares, Option 1, as of September 30, 2000. Alternately, each preferred shareholder may exchange each Series A Convertible Preferred Share for one common share and $12.25 in cash, Option 2.


     The Unaudited Pro Forma Consolidated Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Cornerstone would have been at September 30, 2000, nor does it purport to represent the future financial position of Cornerstone. This Unaudited Pro Forma Consolidated Balance Sheet should be read in conjunction with, and is qualified in its entirety by, Cornerstone's historical financial statements and notes thereto.






                                                                        SEPTEMBER 30, 2000
                                                        ---------------------------------------------------
                                                                                                  TOTAL
                                                                             PRO FORMA         CONSOLIDATED
                                                          HISTORICAL        ADJUSTMENTS        PRO FORMA(D)
(In thousands)                                          -------------   -------------------   -------------
ASSETS
Investment in rental property
 Land ...............................................     $ 127,266        $        --          $ 127,266
 Building and improvements ..........................       714,102                 --            714,102
 Furniture and fixtures .............................        21,491                 --             21,491
                                                          ---------        -----------          ---------
                                                            862,859                 --            862,859
 Less accumulated depreciation ......................       (82,368)                --            (82,368)
                                                          ---------        -----------          ---------
                                                            780,491                 --            780,491
 Cash and cash equivalents ..........................         1,666             (1,000)(c)            666
 Prepaid expenses ...................................         1,327                 --              1,327
 Other assets .......................................        10,555                 --             10,555
                                                          ---------        -----------          ---------
                                                             13,548             (1,000)            12,548
                                                          ---------        -----------          ---------
 Total assets .......................................     $ 794,039        $    (1,000)         $ 793,039
                                                          =========        ===========          =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Notes payable-unsecured ............................     $ 131,997        $     1,800 (c)      $ 133,797
 Notes payable-secured ..............................       104,591                 --            104,591
 Distributions payable ..............................         7,110                 --              7,110
 Accounts payable ...................................         1,225                 --              1,225
 Accrued expenses ...................................         9,269                 --              9,269
 Rents received in advance ..........................           280                 --                280
 Tenant security deposits ...........................         1,432                 --              1,432
                                                          ---------        -----------          ---------
 Total liabilities ..................................       255,904              1,800            257,704
Shareholders' equity
 Preferred stock ....................................       265,002           (265,002)(a)             --
 Common stock (35,517 historical and 60,784 pro
   forma shares outstanding) ........................       348,970            277,945 (a)        626,915
 Deferred compensation ..............................           (55)                --                (55)
 Distributions greater than net income ..............       (75,782)           (15,743)(b)        (91,525)
                                                          ---------        -----------          ---------
 Total shareholders' equity .........................       538,135             (2,800)           535,335
                                                          ---------        -----------          ---------
 Total liabilities and shareholders' equity .........     $ 794,039        $    (1,000)         $ 793,039
                                                          =========        ===========          =========



See accompanying notes.

Notes to Pro Forma Consolidated Balance Sheet (Unaudited)

(a) Represents the conversion of each of the 12,633,866 Series A Convertible Preferred Shares outstanding on September 30, 2000 for two common shares with an assumed market price of $11.00 per common share.

(b) Represents the excess consideration paid over book value for the conversion of the Series A Convertible Preferred Shares, including an estimated $2.8 million of transaction costs.

(c) Represents funding of $2.8 million in estimated transaction costs.

(d) Assuming all holders of Series A Convertible Preferred Shares, other than the officers and directors of Cornerstone who will tender each of their 643,272 convertible preferred shares for two common shares, will tender each of their Series A Convertible Preferred Shares for one common share and $12.25 in cash. Pro forma results under Option 2 reflect an assumed market price of $11.00 for Cornerstone's common shares and a 6.85% annual interest rate on incremental borrowing necessary to fund cash paid for shares, and are as follows:



     Total assets .......................................     $  793,039
     Notes payable--unsecured ...........................     $  279,882
     Total liabilities ..................................     $  404,588
     Preferred stock ....................................             --
     Common stock .......................................     $  495,019
     Distributions greater than net income ..............     $ (106,513)
     Total shareholders' equity .........................     $  388,451
     Total liabilities and shareholders' equity .........     $  793,039
     Common shares outstanding ..........................         48,794


                     CORNERSTONE REALTY INCOME TRUST, INC.
          PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                          YEAR ENDED DECEMBER 31, 1999


     The Pro Forma Consolidated Statement of Operations (Unaudited) for the nine months ended September 30, 2000 and the year ended December 31, 1999, are presented as if each Series A Convertible Preferred Share is exchanged for two common shares, Option 1, the merger of Apple Residential Income Trust, Inc.
("Apple"), effective July 23, 1999 and 3 property acquisitions made by Apple during 1999 were completed at the beginning of each period presented. Alternately, each preferred shareholder may exchange each of their shares for one common share and $12.25 in cash, Option 2. The assumed market price for the common shares to effect the conversion transaction is $11.00 per share.


     The Pro Forma Consolidated Statement of Operations (Unaudited) assumes Cornerstone qualifies as a real estate investment trust, distributes at least 95% of its taxable income, and, therefore incurs no federal income tax liability for the periods presented. In the opinion of management, all adjustments necessary to reflect the effects of these transactions have been made.


     The Pro Forma Consolidated Statement of Operations (Unaudited) is presented for comparative purposes only and is not necessarily indicative of what the actual results of Cornerstone would have been for the periods presented if the transactions described above had occurred at the beginning of the periods presented, nor does it purport to be indicative of the results of operations in future periods. The Pro Forma Consolidated Statement of Operations (unaudited) should be read in conjunction with, and is qualified in its entirety by, Cornerstone's respective historical financial statements and notes thereto.



                                                                 NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                           -------------------------------------------------
                                                                                                   TOTAL
                                                                              PRO FORMA        CONSOLIDATED
                                                            HISTORICAL       ADJUSTMENTS       PRO FORMA (A)
(In thousands, except per share data)                      ------------   -----------------   --------------
Rental income ..........................................    $ 108,849        $       --         $ 108,849
Rental expenses:
 Property and maintenance ..............................       26,579                --            26,579
 Taxes and insurance ...................................       12,022                --            12,022
 Property management ...................................        2,121                --             2,121
 General and administrative ............................        1,380                --             1,380
 Amortization and other depreciation ...................           17                --                17
 Depreciation of rental property .......................       26,464                --            26,464
 Other .................................................           30                --                30
                                                            ---------        ----------         ---------
                                                               68,613                --            68,613
Income before interest income (expense) ................       40,236                --            40,236
   Interest income .....................................          433                --               433
   Interest expense ....................................      (13,161)               --           (13,161)
                                                            ---------        ----------         ---------
Income before gains on sales of investments ............       27,508                --            27,508
Gains on sales of investments ..........................       23,158                --            23,158
                                                            ---------        ----------         ---------
Net income .............................................       50,666                --            50,666
Distributions to preferred shareholders ................      (22,880)           22,880 (b)            --
Excess consideration paid over book value for
 preferred stock redemption ............................           --            15,753 (c)            --
                                                                                (15,753)(c)
                                                                             ----------
Net income available to common shareholders ............    $  27,786        $   22,880         $  50,666
                                                            =========        ==========         =========
Earnings per common share -- basic and diluted .........    $    0.76                           $    0.82
Weighted average number of common shares
 outstanding ...........................................       36,496            25,268 (d)        61,764


See accompanying notes.

                     CORNERSTONE REALTY INCOME TRUST, INC.
           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                          YEAR ENDED DECEMBER 31, 1999

                                                                         1999 APPLE
                                                                        ACQUISITONS
                                           CORNERSTONE       APPLE       PRO FORMA        APPLE
(In thousands,                              HISTORICAL    HISTORICAL    ADJUSTMENTS    ADJUSTMENTS
except per share data)                    ------------- -------------- ------------- ---------------
REVENUE:
 Rental income                              $ 121,087     $   26,409       $ 877              --
 Other income                                   3,955             --          --              --
EXPENSES:
 Property and maintenance                      33,030          9,374         244              --
 Taxes and insurance                           11,525          4,585         152              --
 Property management                            2,385             --          --              --
 Property management fee                           --          1,457          --              47 (e)
 General and administrative                     1,660         20,970          --              13 (f)




 Amortization and other depreciation               79            127          --              --
 Depreciation of rental property               29,310          5,893          --             196 (g)
 Other                                          1,977             --          --              --



Total expenses                                 79,966         42,406         396             256
                                            ---------     ----------       -----             ---
Income before interest income
 (expense) and minority interest in
 operating partnership                         45,076        (15,997)        481            (256)
Interest and investment income                    392            873          --            (268)(h)
Interest expense                              (15,346)        (1,135)         --             (38)(i)
                                            ---------     ----------       -----            ----
Income before minority interest in
 operating partnership                         30,122        (16,259)        481            (562)
Minority interest of unitholders in
 operating partnership                            (85)            --          --              --
                                            ---------     ----------       -----            ----
Net income                                     30,037        (16,259)        481            (562)
Distributions to preferred shareholders       (12,324)            --          --              --
Excess consideration paid over book
 value for preferred stock redemption              --             --          --              --
Net income available to common
 shareholders                               $  17,713     $  (16,259)      $ 481        $   (562)
                                            =========     ==========       =====        ========
Earnings per common share:
 Basic and Diluted                          $    0.45
Weighted average common shares
 outstanding                                   39,183



                                                                            PRO FORMA
                                                                           CONSOLIDATED
                                                                              BEFORE         PREFERRED
                                                              APPLE         PREFERRED          STOCK
                                                              MERGER          STOCK         CONVERSION          TOTAL
                                              APPLE         PRO FORMA       CONVERSION       PRO FORMA      CONSOLIDATED
(In thousands,                             AS ADJUSTED     ADJUSTMENTS     TRANSACTION      ADJUSTMENTS     PRO FORMA (A)
except per share data)                    ------------- ----------------- ------------- ------------------ --------------
REVENUE:
 Rental income                             $   27,286              --       $ 148,373        --              $ 148,373
 Other income                                      --          (3,955)(j)          --        --                     --
EXPENSES:
 Property and maintenance                       9,618              --          42,648        --                 42,648
 Taxes and insurance                            4,737              --          16,262        --                 16,262
 Property management                               --             376 (k)       2,761        --                  2,761
 Property management fee                        1,504          (1,504)(j)          --        --                     --
 General and administrative                    20,983            (436)(j)       1,868        --                  1,868
                                                                 (138)(l)
                                                              (13,266)(t)
                                                               (1,500)(t)
                                                               (5,435)(t)
 Amortization and other depreciation              127            (127)(m)          79        --                     79
 Depreciation of rental property                6,089             378 (n)      35,777        --                 35,777
 Other                                             --            (241)(o)          94        --                     94
                                                                   (9)(p)
                                                                 (376)(k)
                                                               (1,257)(t)
                                                              -------
Total expenses                                 43,058         (23,535)         99,489        --                 99,489
                                           ----------         -------       ---------        -----           ---------
Income before interest income
 (expense) and minority interest in
 operating partnership                        (15,772)         19,580          48,884        --                 48,884
Interest and investment income                    605            (195)(q)         487        --                    487
                                                                 (315)(r)
Interest expense                               (1,173)             --         (16,519)       --                (16,519)
                                           ----------         -------       ---------        -----           ---------
Income before minority interest in
 operating partnership                        (16,340)         19,070          32,852        --                 32,852
Minority interest of unitholders in
 operating partnership                             --              --             (85)       --                    (85)
                                           ----------         -------       ---------        -----           ---------
Net income                                    (16,340)         19,070          32,767        --                 32,767
Distributions to preferred shareholders            --         (17,311)(s)     (29,635)   29,635 (b)                 --
Excess consideration paid over book
 value for preferred stock redemption              --              --              --    17,445 (c)                 --
                                                                                        (17,455)(c)
                                                                                        ----------
Net income available to common
 shareholders                              $  (16,340)    $     1,759       $   3,132   $ 29,635             $  32,767
                                           ==========     ===========       =========   ==========           =========
Earnings per common share:
 Basic and Diluted                                                          $    0.08                        $    0.51
Weighted average common shares
 outstanding                                                                   39,183     25,300 (d)            64,483


See accompanying notes.

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND FOR THE YEAR ENDED DECEMBER 31, 1999


(a) Assuming all holders of Series A Convertible Preferred Shares, other than the officers and directors of Cornerstone who will tender each of their 643,272 convertible preferred shares for two common shares, will tender each of their Series A Convertible Preferred Shares for one common share and $12.25 in cash. Pro forma results under Option 2, reflect an assumed market price of $11.00 for the company's common shares and a 6.85% annual interest rate on incremental borrowings necessary to fund cash paid for shares, and are as follows:







                                                      (In thousands, except per share data)
                                                        Year ended        Nine months ended
                                                    December 31, 1999     September 30, 2000
                                                   -------------------   -------------------
Interest expense                                       $    26,594           $    20,708
Net income available to common shareholders            $    22,693           $    43,119
Earnings per common share -- basic and diluted         $      0.43           $      0.87
Weighted average common shares outstanding                  52,476                49,773



(b) Represents the elimination of the preferred dividends as the preferred shares were converted into two common shares.


(c) Represents excess consideration paid over book value for the preferred shares, including $2.8 million of estimated transaction costs. This amount is eliminated in the pro forma since it is nonrecurring and directly attributable to the conversion transaction.


(d) Represents additional common shares to convert 12,633,866 and 12,650,047 preferred shares for the nine months ended September 30, 2000 and for the year ended December 31, 1999, respectively.


(e) Represents property management fees based on 5% of rental income and processing costs equal to $2.50 per apartment per month charged by Cornerstone for management of the properties for the period not owned by Apple.


(f) Represents advisory fees of .25% of accumulated capital contributions invested in properties under the "best efforts" offering for the period of time the properties were not owned by Apple.


(g) Represents the depreciation expense of the properties acquired by Apple based on the purchase price, excluding amounts allocated to land, for the period of time not owned by the companies. The weighted average life of the property depreciated was 27.5 years.


(h) Represents reduction of interest income recorded by Apple assuming $27 million of cash which was used to purchase properties at an interest rate of 5%.


(i) Represents expense for mortgage interest for one of the 1999 property acquisitions of Apple for the period in which the property was not owned. Interest was computed based on market interest rates of 6.5% on the mortgage debt of $7 million that was assumed at acquisition.


(j) Represents the elimination of property management and advisory fees Cornerstone received for services provided to Apple as follows:


                                                        (In thousands)
                                                     Year ended 12/31/1999
                                                    ----------------------
        Fee income earned by Cornerstone                  $     2,455
        Property management fee incurred by Apple         $     1,504
        Advisory fee incurred by Apple                    $       436
        Contract modification payment                     $     1,500


The balance represents broker fee income capitalized by Apple as investment in rental property and the effects of other pro forma fees.

(k) Represents Cornerstone's expenses incurred related to providing property management services to Apple. The expenses have been reclassified from other property management.



                                    (In thousands)
                                  Year ended 12/31/99
                                 --------------------
  Other expenses                      $    1,977
  Less:
  Compensation expense                      (42)
  Start-up                                   --
  Franchise fee                             (52)
  Purchase contract                        (241)
  Taxes                                      (9)
  Bonuses                                (1,257)
                                      -----------
                                      $     376




(l) Reduction of Apple expenses to operate as a public company eliminated as result of the merger.

(m) Represents the elimination of the amortization of Apple's organization costs that would be written off as a result of the merger.

(n) Represents additional depreciation expense on the increased fair market value of Apple's depreciable real estate using a weighted average life of 27.5 years.

(o) Represents the elimination of Cornerstone's amortization of the acquired Apple brokerage contract.

(p) Represents other expenses incurred by Cornerstone to provide services to Apple which will be eliminated as result of the merger.

(q) Represents the elimination of Cornerstone investment income previously recognized on Apple common shares owned by Cornerstone.

(r) Represents a reduction to interest income resulting from the use of cash for the payment of transaction costs as a result of the merger at an interest rate of 5%.

(s) Represents distributions on Series A Convertible Preferred Shares including imputed distributions on the increasing distribution rate on the convertible preferred shares as follows:



                                                                   Year ended 12/31/1999
                                             (In thousands, except for conversion ratio and distribution rate)
                                            ------------------------------------------------------------------
Apple historical weighted average shares
outstanding at end of respective period                                     30,495
                                                                        ----------
Less: Dissenters shares                                                        (12)
Less: Apple shares owned by Cornerstone                                       (418)
                                                                        ----------
Adjusted pro forma Apple common shares
prior to conversion                                                         30,065
Conversion ratio (1)                                                        0.40
                                                                        ----------
Cornerstone Series A Convertible
Preferred Shares issued for adjusted pro
forma Apple common shares                                                   12,026
Add: Preferred shares issued for Apple
Class B Convertible Shares (2)                                                 640
                                                                        ----------
                                                                            12,666
Distribution rate (3)                                                  $    2.1250
                                                                       -----------
Cash distribution                                                           26,915
Imputed distributions on increasing rate
preferred stock (4)                                                          2,719
                                                                       -----------
Total distributions                                                    $    29,634
                                                                       ===========


          (1) Computed based on the exchange ratio under the terms of the merger of 2.5 Apple common shares converting to 1 share of Cornerstone Series A Convertible Preferred Shares.
          (2) The conversion of the Apple Class B Convertible Shares into Cornerstone Series A Convertible Preferred Shares.

          (3) Equals stated distribution rate for each Cornerstone preferred share for the first year after the merger.

          (4) Imputed   dividends   calculated  as  the  present  value  of  the
              difference between the perpetual preferred stock distribution and the stated distribution rate.


(t) Represents the elimination of Apple merger expenses, stock conversion of the Class B Convertible Shares, contract modification payment, and merger costs.







                                         (In thousands)
                                        ---------------
        Stock conversion of Class B     $    13,266
        Contract modification payment   $     1,500
        Merger costs                    $     5,435
        Bonuses                         $     1,257



      SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS AND MANAGEMENT

OWNERS OF MORE THAN FIVE PERCENT



     The following table sets forth the number and percentage of common shares and convertible preferred shares owned by all persons known by Cornerstone to be the beneficial owners of more than 5% of either class of shares as of March 9, 2001:







NAME, BUSINESS ADDRESS, AND
TELEPHONE NUMBER OF                                                 PERCENT
BENEFICIAL OWNER                 TITLE OF CLASS      NUMBER (1)     OF CLASS
----------------------------   ------------------   ------------   ---------
Glade M. Knight
306 East Main Street              Common Shares      2,198,867     6.40%
Richmond, VA 23219
(804) 643-1761                     Convertible
                                Preferred Shares      546,611      4.33%



(1) Includes  629,211  common  shares that may be acquired within the next sixty
 (60) days upon exercise of stock options.



DIRECTORS AND OFFICERS



     The beneficial ownership of common shares held by the directors and executive officers of Cornerstone as of March 9, 2001 is set forth below. Each person named in the table and included in the director/officer group has sole voting and investment powers as to their common shares, or shares these powers with his or her spouse or minor children, if any.





                                                     SHARES BENEFICIALLY OWNED
                                                         ON MARCH 9, 2001
NAME, BUSINESS ADDRESS, AND              -------------------------------------------------
                                                                    CONVERTIBLE PREFERRED
                                              COMMON SHARES                SHARES
                                         -----------------------   -----------------------
TELEPHONE NUMBER OF
BENEFICIAL OWNER                          NUMBER(1)     PERCENT      NUMBER       PERCENT
--------------------------------------   -----------   ---------   ----------   ----------
Glenn W. Bunting, Jr.                        36,224          *           --           --
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA 23219
(804) 643-1761
Leslie A. Grandis                            36,971          *           --           --
McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, VA 23219
(804) 775-4322
Debra A. Jones                              419,901          *       48,222            *
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA 23219
(804) 643-1761
Glade M. Knight                           2,198,867       6.40%     546,611         4.33%
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA 23219
(804) 643-1761
Penelope Ward Kyle                           37,146          *          217            *
Virginia State Lottery
900 East Main Street
Richmond, VA 23219
(804) 692-7100

                                                       SHARES BENEFICIALLY OWNED
                                                           ON MARCH 9, 2001
NAME, BUSINESS ADDRESS, AND                -------------------------------------------------
                                                                      CONVERTIBLE PREFERRED
                                                COMMON SHARES                SHARES
                                           -----------------------   -----------------------
TELEPHONE NUMBER OF
BENEFICIAL OWNER                            NUMBER(1)     PERCENT      NUMBER       PERCENT
----------------------------------------   -----------   ---------   ----------   ----------
Stanley J. Olander, Jr.                       429,901          *       48,222            *
Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, VA 23219
(804) 643-1761
Harry S. Taubenfeld                            76,813          *           --           --
Zuckerbrod & Taubenfeld
575 Chestnut Street
Cedarhurst, NY 11516
(516) 374-3133
Martin Zuckerbrod                              74,855          *           --           --
Zuckerbrod & Taubenfeld
575 Chestnut Street
Cedarhurst, NY 11516
(516) 374-3133
All directors, and officers as a group      3,310,678       9.64%     643,272         5.10%
 including those listed above:


*  Less than one percent of outstanding common shares.

(1) Includes common shares that may be acquired within the next sixty (60) days upon the exercise of stock options, as follows: Messrs. Bunting and Grandis and Ms. Kyle -- 34,254 common shares each; Mr. Knight -- 829,211 common shares; Mr. Olander and Ms. Jones -- 304,310 common shares each; and Messrs. Taubenfeld and Zuckerbrod -- 60,335 common shares each.

     Each of Cornerstone's officers, directors and beneficial owners will be permitted to participate in the exchange offer to the extent that they hold our convertible preferred shares. These officers and directors have indicated to Cornerstone that they intend to tender all their convertible preferred shares in the exchange offier and elect to exchange these convertible preferred shares solely for common shares. None of our executive officers or directors have participated in any transactions involving the common shares or the convertible preferred shares in the past sixty (60) days. We have made the following acquisitions of our common shares in open market brokered transaction on the New York Stock Exchange in the past sixty (60) days:


                       TRANSACTIONS IN THE PAST 60 DAYS




      DATE         # OF COMMON SHARES     PRICE PER COMMON SHARE
---------------   --------------------   -----------------------
    1/11/01              36,000          $ 11.00
    1/12/01              50,000          $ 10.99
    1/16/01              50,000          $ 10.99
    1/17/01              50,000          $ 10.99
    1/18/01              50,000          $ 10.94
    1/19/01              50,000          $ 11.00
     2/8/01              50,000          $ 10.90
    2/15/01              62,000          $ 10.975
    2/16/01              27,500          $ 10.9437
    2/20/01              81,400          $ 10.9816
    2/21/01              46,400          $ 10.9714
    2/22/01              16,400          $ 10.9898
    2/23/01              16,400          $ 10.9282
    2/26/01              17,800          $ 10.99
    2/27/01              11,300          $ 10.929
    2/28/01              17,800          $ 10.9185
    3/01/01              13,500          $ 10.9813
    3/09/01               3,600          $ 10.96

                         DESCRIPTION OF CAPITAL STOCK

COMMON SHARES


     Cornerstone has 100,000,000 authorized common shares, no par value, of which 34,348,483 were issued and outstanding as of March 9, 2001. Each common share is fully paid and nonassessable upon payment therefor and issuance. The book value per common share was $7.69 as of September 30, 2000, the date of the most recent balance sheet presented and $7.35 as of December 31, 2000.


DISTRIBUTION RIGHTS. The holders of common shares are entitled to receive such distributions as are declared by our board of directors.


VOTING RIGHTS. Except as described below under "-- Series A Convertible Preferred Shares--Voting Rights," common shares will have the sole voting power to elect directors. Each common share is entitled to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting. Currently, the board of directors is composed of seven members divided into three classes of three members, two members and two members. The term of one class of directors expires each year.


LIQUIDATION RIGHTS. Upon any dissolution, liquidation or winding up of Cornerstone, the holders of common shares are entitled to receive pro rata all of Cornerstone's assets and funds remaining after payment of, or provision for, creditors and after provision for any preferred shares which are superior to the common shares.

PREEMPTIVE RIGHTS. Holders of common shares have no preemptive right to purchase or subscribe for any shares of capital stock of Cornerstone.

REPURCHASE OF COMMON SHARES AND RESTRICTIONS ON TRANSFER. In order that we may meet certain requirements under the Internal Revenue Code applicable to real estate investment trusts, our bylaws prohibit any person from acquiring or holding, directly or indirectly, ownership of a number of common shares in excess of 9.8% of all the outstanding common shares. Common shares owned by a person in excess of such amounts are referred to in the bylaws as "excess shares." For this purpose the term "ownership" is defined in accordance with certain ownership rules of the Internal Revenue Code. Accordingly, common shares owned or deemed to be owned by a person who individually owns less than 9.8% of the common shares outstanding nevertheless may be excess shares.

     Holders of excess shares are not entitled to voting rights, dividends or distributions with respect to the excess shares. If, after the purported transfer or other event resulting in an exchange of common shares for excess shares and before our discovery of such exchange, dividends or distributions are paid with respect to common shares that were exchanged for excess shares, then such dividends or distributions are to be repaid to Cornerstone upon demand.

     The bylaws also provide that in the event any person acquires excess shares, we may redeem the excess shares at the discretion of the board of directors. Except as set forth below, the redemption price for redeemed excess shares will be the lesser of:

   o the price paid for the excess shares, or if no notice of the purchase price is given, at a price to be determined by the board of directors, in its sole discretion, but no lower than the lowest market price for the common shares during the year prior to the date we exercise our purchase option; and

   o the fair market value of the excess shares, which will be the fair market value of the common shares as determined in good faith by the board of directors or, if the common shares are listed on a national securities exchange, the closing price, or the average of closing bid and asked prices if the common shares are quoted on the NASDAQ National Market System, on the last business day prior to the redemption date.

To redeem excess shares, the board of directors must give a notice of redemption to the holder of the excess shares not less than one week prior to the date fixed by the board of directors for redemption. The holder may sell such excess shares before the date fixed for redemption. If he does not, the redemption price for such excess shares will be paid on the redemption date fixed by the board of directors and included in such notice.

     Under the bylaws, any acquisition of common shares that would result in our disqualification as a real estate investment trust under the Internal Revenue Code is void to the fullest extent permitted by law, and the board of directors is authorized to refuse to transfer common shares to a person if, as a result of the acquisition, that person would own excess shares.

     The ownership limitations described above may have the effect of precluding changes in control of Cornerstone, or preventing a transaction in which some or all common shareholders might receive a premium for sale of a large or control block of common shares.

TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the common shares is First Union National Bank of North Carolina, Charlotte, North Carolina.


SERIES A CONVERTIBLE PREFERRED SHARES


     Cornerstone has 12,700,000 authorized convertible preferred shares, no par value, of which 12,612,157 were issued and outstanding as of March 9, 2001. Each convertible preferred share is fully paid and non-assessable upon payment therefor and issuance.


DESIGNATION, NUMBER AND RANK. The convertible preferred shares, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Cornerstone, rank:

   o senior to all common shares and to all equity securities ranking junior to the convertible preferred shares;


   o on parity with all equity securities we issued, the terms of which specifically provide that these equity securities rank on a parity with the convertible preferred shares;

   o junior to all other equity securities we issued.


We retain the power and authority to issue preferred shares which rank senior to or on parity with the convertible preferred shares as to distributions or as to rights in liquidation, but only if, at the time of and, after giving effect to the issuance of such shares that the sum of:


   o the aggregate liquidation preferences of all preferred shares which rank senior to the convertible preferred shares; and

   o the aggregate liquidation preference of the convertible preferred shares does not exceed 20% of our total assets, as disclosed on the balance sheet of our most recently filed with the SEC.

DISTRIBUTIONS. Holders of outstanding convertible preferred shares are entitled to receive, if, when and as declared by Cornerstone's board, quarterly cash distributions at an annual rate per share of $2.25 (9.0%) until July 23, 2001 and $2.375 (9.5%) thereafter. Dividends will be cumulative and will accrue from and after the date of issue thereof, whether or not such distributions are declared or there are funds of Cornerstone legally available for payment of such distributions for any given distribution period.


     When distributions for the convertible preferred shares and any other preferred shares ranking on parity with the convertible preferred shares are not paid in full, or a sum sufficient for such full payment is not so set apart, such distributions will be declared pro rata so that the amount of distributions declared per share will in all cases bear to each other the same ratio that accrued distributions per share on the convertible preferred shares and other preferred shares bear to each other.

     Unless full cumulative distributions on all outstanding convertible preferred shares and all preferred shares on parity with such shares have been paid and all mandatory sinking fund payments required pursuant to the terms of any outstanding preferred shares ranking senior to or on parity with the convertible preferred shares as to rights in liquidation shall have been paid then:

   o no distribution, other than distributions payable solely in shares ranking junior to the convertible preferred shares, will be declared or paid upon or any sum set apart for the payment of distributions upon, any shares ranking junior to the convertible preferred shares as to distributions;

   o no other distribution will be made with respect to any of our shares ranking junior to the convertible preferred shares as to rights in liquidation;

   o none of our shares ranking junior to the convertible preferred shares as to distributions or rights in liquidation will be purchased, redeemed or otherwise acquired for value by us or by any subsidiary of ours; and

   o no monies will be paid into, set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value by us or any of our subsidiaries of any shares of Cornerstone ranking junior to the convertible preferred shares as to distributions or rights in liquidation.

     Dividends accrued but unpaid will bear no interest, and holders of convertible preferred shares will not be entitled to distributions in excess of the full cumulative distributions to which they are entitled.


     No distributions on the convertible preferred shares will be declared or funds set apart for the payment thereof if at such time we are party to any agreement related to its indebtedness which prohibits such declaration, payment or setting apart for payment or such action would constitute a default under any such agreement or if such declaration is restricted or prohibited by law.



VOTING RIGHTS. Except as described below or to the extent provided by law, holders of convertible preferred shares are not entitled to:


   o vote at any meeting of shareholders for election of directors or for any other purpose; or


   o receive notice of, or otherwise participate, in any meeting of our shareholders at which they are not entitled to vote.


     Whenever distributions due to the holders of convertible preferred shares or to any class or series of preferred shares which ranks on parity with them as to distributions are six or more quarters in arrears, then our board will automatically be increased by two and at any annual meeting or properly called special meeting, holders of convertible preferred shares will have the right to nominate and elect these two additional directors. These two directors will continue to serve until all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment. The right of the holders of convertible preferred shares to nominate and elect these two directors will cease when all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment.



     The affirmative vote of the holders of a majority of the outstanding convertible preferred shares, voting as a separate voting group, is required for the adoption of any amendment, alteration or repeal of any provision of our articles of incorporation, whether by merger, consolidation or otherwise, that adversely changes any preferences, limitations, privileges, voting power or relative rights of the convertible preferred shares or the holders thereof, it being understood that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the convertible preferred shares as to dividends or rights in liquidation and the designation of the preferences, limitations, privileges, voting power and relative rights of any such class is not such an adverse change.


REDEMPTION. Convertible preferred shares will not be redeemable by us until July 23, 2004. At any time after July 23, 2004, we may, at our option, redeem all or any portion of the outstanding convertible preferred shares for an amount equal to, at our election:



   o the liquidation payment owed as described below plus accrued but unpaid distributions; or


   o such number of our common shares equal to (A) the liquidation price described below plus accrued but unpaid distributions, divided by (B) the conversion price as described below. Notice of any such redemption must be provided not less than 30 nor more than 60 days before the redemption date.

If fewer than all of the convertible preferred shares outstanding are to be redeemed, the redemption will be pro rated among the holders of convertible preferred shares based upon the number of such shares registered in their names. We may not redeem any of the convertible preferred shares if the full cumulative distributions to holders of such shares have not been paid. In addition,  Cornerstone  may  only  exercise  its  option  to  redeem convertible preferred shares for common shares if for 20 trading days within the 30 consecutive trading days immediately preceeding the date the notice of redemption is mailed, the average closing price of our common shares on the NYSE equals or exceeds $15.80.


     We may also acquire convertible preferred shares other than by redemption for such consideration as is acceptable to the holders thereof, provided that if all past and current distributions on the convertible preferred shares have not been paid in full or declared and set aside for payment, we may not acquire any convertible preferred shares except in accordance with a purchase or exchange offer made on the same terms to all holders of outstanding convertible preferred shares.


LIQUIDATION. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of outstanding convertible preferred shares will be entitled to be paid $25 per share in cash, plus an amount equal to all unpaid distributions accrued thereon, after which payment, the holders of the convertible preferred shares will have no right or claim to our remaining assets. Neither the consolidation nor merger of Cornerstone with or into any other entity, nor the sale, lease or other disposition of substantially all of our properties and assets, will, without further corporate action, be deemed a liquidation, dissolution or winding up of our affairs.


     If our assets legally available for distribution to our shareholders are insufficient to pay the holders of the convertible preferred shares the full amounts to which they are entitled, such assets will be distributed ratably to the holders of convertible preferred shares and the holders of preferred shares, if any, ranking on a parity with the convertible preferred shares as to rights in liquidation in proportion to the full amount to which they are respectively entitled.


     We will give written notice to the holders of convertible preferred shares of any liquidation, dissolution or winding up of Cornerstone not less than 30 nor more than 60 days before the payment date related thereof.


CONVERSION. Any convertible preferred shares outstanding after we complete the exchange offer will remain convertible into 1.5823 common shares per convertible preferred share, subject to adjustments for distributions of common shares, stock splits and any reclassifications of the common shares. Any holder of convertible preferred shares called for redemption may convert such shares at any time prior to the close of business on the last full business day prior to the redemption date. Common shares issued upon conversion will be rounded to the nearest thousandth of a share, and no cash will be paid in lieu of fractional shares.


     The issuance of common shares in exchange for convertible preferred shares upon conversion will be done without charge for expenses or for any tax in respect of the issuance of the common shares, but we will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of common shares in any name other than that of the holder of record on our books of the convertible preferred shares converted.


     Holders of convertible preferred shares on any distribution record date will still be entitled to receive all previously accrued distributions payable on those shares notwithstanding the conversion of those shares after any such distribution record date.


     If we:


   o pay a distribution on our outstanding common shares in common shares or subdivide or otherwise split our outstanding common shares into a larger number of shares;


   o combine our outstanding shares into a smaller number of shares; or

   o reclassify our common shares, the conversion price will be adjusted so that the holder of any convertible preferred shares surrendered for conversion after the applicable record date will be entitled to receive the same aggregate number of common shares that the holder would have owned or have been entitled to receive after the happening of that event had the convertible preferred shares been converted immediately prior to the applicable record date.

     If Cornerstone issues rights, warrants or options to all holders of common shares entitling them to subscribe for or purchase common shares at a price which is less than the current market value of common shares, the conversion price will be adjusted to a price determined by multiplying:

   o the current conversion price; and

   o a fraction, the numerator of which will be the sum of (w) the number of common shares outstanding and (x) the number of common shares which the aggregate purchase price of all those rights, warrants and options would purchase at the then current market value, and the denominator of which will be the sum of (y) the number of common shares outstanding and (z) the number of additional shares offered for subscription pursuant to those rights, warrants or options.


                                 LEGAL MATTERS


     McGuireWoods LLP will pass upon the validity of our common shares offered by this prospectus. Leslie A. Grandis, a partner in McGuireWoods LLP, is a member of the board of directors of Cornerstone. As of March 9, 2001, partners of McGuireWoods LLP owned 5,609 of our common shares and 217 of our convertible preferred shares outstanding on that date.



                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Cornerstone's consolidated financial statements incorporated by reference in Cornerstone's Annual Report on Form 10-K for the year ended December 31, 1999, and the related financial statement schedule included therein, as set forth in Ernst & Young LLP's report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Cornerstone's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                                                      APPENDIX A

                     CORNERSTONE REALTY INCOME TRUST, INC.

                             LETTER OF TRANSMITTAL

       TO EXCHANGE THE OUTSTANDING SERIES A CONVERTIBLE PREFERRED SHARES
                   OF CORNERSTONE REALTY INCOME TRUST, INC.


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 12, 2001 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.


             To contact Cornerstone concerning the Exchange Offer:

                     Cornerstone Realty Income Trust, Inc.
                         Attention: Investor Relations
                             306 East Main Street
                           Richmond, Virginia 23219

                 For Information by Telephone: (804) 643-1761
                         By Facsimile: (804) 782-9302


  Delivery of this Letter of Transmittal to an address other than as set forth above, or transmission of instructions via a fax number other than as set forth above, will not constitute a valid delivery.

     The instructions contained herein and in the enclosed prospectus dated March 12, 2001 (the "Prospectus"), should be read carefully before this Letter of Transmittal is completed.

     The Prospectus contains a more complete description of the exchange offer (the "Exchange Offer"). The Exchange Offer is conditioned on the satisfaction of certain conditions, more fully described in the Prospectus under the caption "The Exchange Offer--Conditions to, and Amendment of, the Exchange Offer."

     Use this Letter of Transmittal only to tender Series A Convertible Preferred Shares ("convertible preferred shares") pursuant to the Exchange Offer.

     This Letter of Transmittal and the instructions hereto are to be used only by the record holders of convertible preferred shares.

     THE EXCHANGE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF CONVERTIBLE PREFERRED SHARES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

     Only record holders of convertible preferred shares may validly tender convertible preferred shares. The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

     The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to David Lerner Associates, Inc. See Instruction 7 below.

     Upon the terms and subject to the conditions of the Exchange Offer set forth in this Letter of Transmittal and the accompanying Prospectus, you can choose to exchange each of your convertible preferred shares for:

     o Option 1: two common shares; or

     o Option 2: one common share and $12.25 in cash.

     A holder of convertible preferred shares that wants to participate in the Exchange Offer must tender all of the convertible preferred shares that he or she holds beneficially in an account and must choose the same option for all of the convertible preferred shares that are so tendered. If a holder has more than one account, that holder may make different elections for each of his or her accounts.


Please  list  below  the  convertible  preferred  shares to which this Letter of
                             Transmittal relates.


             DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED SHARES


ITEM   1. Name(s)   and  address(es)  of  registered  holder(s)  of  convertible preferred shares.
(Please fill in blank)


     -------------------------------
     -------------------------------
     -------------------------------
     -------------------------------

NUMBER TENDERED: This Letter of Transmittal relates to the following number of convertible preferred shares:(1) _______________________

(1) A tendering holder of convertible preferred shares must tender all of the convertible preferred shares held beneficially in an account by such holder.

              ELECTION AS TO FORM OF EXCHANGE OFFER CONSIDERATION

ITEM 2. Election as to Form of Consideration.

A. __________ Indicate  the number of convertible preferred shares that you hold of record that are tendered for Option 1: two common shares.

B. __________ Indicate  the number of convertible preferred shares that you hold of record that are tendered for Option 2: one common share and $12.25 in cash.

     A holder of convertible preferred shares that wants to participate in the Exchange Offer must tender all of the convertible preferred shares that he or she holds beneficially in an account and must choose the same option for all of the convertible preferred shares that are so tendered. If a holder has more than one account, that holder may make different elections for each of his or her accounts.

     You are only permitted to elect both Option 1 and Option 2 for the convertible preferred shares that you hold of record if: (i) you hold the convertible preferred shares on account for more than one beneficial holder; and (ii) separate beneficial owners for whom you hold convertible preferred shares have instructed you to tender their entire position for Option 1 and Option 2.

     The names and addresses of the holders of convertible preferred shares should be printed, if not already printed above, exactly as they appear on the records of Cornerstone's transfer agent. The number of convertible preferred shares that you are tendering should be indicated above .

                   NOTE: SIGNATURES MUST BE PROVIDED BELOW.

             PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

     Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to Cornerstone the number of convertible preferred shares indicated above. Subject to, and effective upon, the acceptance for exchange of the number of convertible preferred shares tendered hereby, the undersigned hereby assigns and transfers to, or upon the order of, Cornerstone all right, title and interest in and to such convertible preferred shares as are being tendered hereby.

     The undersigned hereby irrevocably constitutes and appoints Cornerstone the true and lawful agent and attorney-in-fact of the undersigned with respect to such tendered convertible preferred shares, with full powers of substitution, among other things, to cause the convertible preferred shares being tendered to be assigned, transferred and exchanged. The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the convertible preferred shares being tendered, and to acquire the cash and common shares of Cornerstone, as the case may be, issuable upon the exchange of such tendered convertible preferred shares, and that, when the same are accepted for exchange, Cornerstone will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by Cornerstone.

     The undersigned will, upon request, execute and deliver any additional documents deemed by Cornerstone to be necessary or desirable to complete the sale, assignment and transfer of the convertible preferred shares tendered hereby. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive the death or incapacity of the undersigned. The undersigned may withdraw tenders of convertible preferred shares at any time prior to the expiration of the Exchange Offer, but the exchange consideration shall not be payable in respect of convertible preferred shares so withdrawn. Any permitted withdrawal of convertible preferred shares may not be rescinded, and any convertible preferred shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Withdrawn convertible preferred shares may, however, be re-tendered by again following one of the appropriate procedures described in the Prospectus at any time prior to the expiration of the Exchange Offer.

     The  undersigned  understands  that tenders of convertible preferred shares pursuant to any of the procedures described in the Prospectus and in the instructions hereto and acceptance of such convertible preferred shares by Cornerstone will constitute a binding agreement between the undersigned and Cornerstone upon the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that Cornerstone shall determine in its sole discretion when validly tendered convertible preferred shares (or defectively tendered convertible preferred shares with respect to which Cornerstone has waived such defect) will be deemed to have been accepted.

     The  undersigned  hereby  represents  and  warrants that the undersigned is relying on the information contained in the accompanying Prospectus or incorporated therein by reference in making its investment decision with respect to the Exchange Offer. The undersigned further acknowledges that neither Cornerstone nor any person representing Cornerstone has made any representation to it with respect to Cornerstone, the Exchange Offer or the issuance of the exchange consideration, other than the information contained in the accompanying Prospectus.

     The undersigned understands that the delivery and surrender of convertible preferred shares is not effective until receipt by Cornerstone of this Letter of Transmittal (or a copy thereof), properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in a form satisfactory to Cornerstone. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders of convertible preferred shares will be determined by Cornerstone, which determination shall be final and binding.

     The undersigned hereby request(s) that any convertible preferred shares not accepted for exchange or any common shares to be issued as exchange consideration be issued in the name(s) of the undersigned. The undersigned hereby request(s) that any convertible preferred shares not accepted for exchange or the exchange consideration issued in exchange for tendered convertible preferred shares be delivered to the undersigned.

                               PLEASE SIGN HERE

     (To be completed by all tendering holders of convertible preferred shares.) By completing, executing and delivering this Letter of Transmittal, the undersigned hereby tenders the convertible preferred shares listed above under "Description of Series A Convertible Preferred Shares-- Number Tendered."


     This Letter of Transmittal must be signed by the holder(s) of convertible preferred shares exactly as such name(s) appear(s) on the records of Cornerstone's transfer agent. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 3.


                               BOX A: SIGNATURES

 Signatures   of   registered   holders  of  convertible  preferred  shares,  or
 authorized signatory (see
 guarantee requirements below):



------------------------------------       ------------------------------------
------------------------------------       ------------------------------------
  Date                                      Date


  Name(s) ----------------------------------------------------------------------

          ----------------------------------------------------------------------
                                (Please Print)


  Capacity (Full Title)
                       _________________________________________________________

 Address
         _______________________________________________________________________

________________________________________________________________________________

                                                                   (Zip Code)


 Area Code and Daytime
 Telephone Number(   ) ---------------------------------------------------------

 Tax ID or SSN -----------------------------------------------------------------
                        (Complete accompanying Substitute Form W-9)



                         MEDALLION SIGNATURE GUARANTEE
                        (If Required, See Instructions)

Authorized Signature:
                     -----------------------------------------------------------

Name:
        ------------------------------------------------------------------------

Title:
       -------------------------------------------------------------------------

Name of  Firm:
               -----------------------------------------------------------------

 Address:
          ----------------------------------------------------------------------

   -----------------------------------------------------------------------------
                                                                    (Zip Code)

                                 INSTRUCTIONS


       (Forming Part of the Terms and Conditions of the Exchange Offer)


     1. SIGNATURE GUARANTEES. Signatures on this Letter of Transmittal must be guaranteed by a Medallion Signature Guarantor, unless the convertible preferred shares are tendered hereby by a registered holder of convertible preferred shares. If the convertible preferred shares are registered in the name of a person other than the signer of this Letter of Transmittal, then the signatures on this Letter of Transmittal must be guaranteed by a Medallion Signature Guarantor as described above. See Instruction 3.

     2. DELIVERY OF LETTER OF TRANSMITTAL. This Letter of Transmittal is to be completed by record holders of convertible preferred shares if tender of convertible preferred shares is to be made to Cornerstone. A properly completed and duly executed Letter of Transmittal (or a copy thereof) and any other documents required by this Letter of Transmittal, must be received by Cornerstone at its address set forth herein on or prior to the Expiration Date.

     The method of delivery of this Letter of Transmittal and all other required documents is at the option and risk of the tendering holder of convertible preferred shares. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed for such documents to reach Cornerstone. Delivery will be deemed made only when actually received by Cornerstone.

     No alternative, conditional or contingent tenders will be accepted. All tendering holders of convertible preferred shares, by execution of this Letter of Transmittal (or a copy thereof), waive any right to receive any notice of the acceptance of their convertible preferred shares for payment.

     3. SIGNATURE ON LETTER OF TRANSMITTAL, INSTRUMENTS OF TRANSFER AND ENDORSEMENTS. If this Letter of Transmittal is signed by a person shown as the owner of the convertible preferred shares tendered hereby, the signature must correspond with the name shown on the records of Cornerstone's transfer agent.

     If any of the convertible preferred shares tendered hereby are registered in the name of two or more holders, all such holders of convertible preferred shares must sign this Letter of Transmittal. If any of the convertible preferred shares tendered hereby are registered in different names, it will be necessary to complete, sign and submit as many Letters of Transmittal as there are different registrations of convertible preferred shares.

     If this Letter of Transmittal or any other instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Cornerstone, of such person's authority to so act must be submitted.

     When this Letter of Transmittal is signed by the registered holders of the convertible preferred shares listed and transmitted hereby, no endorsements of the convertible preferred shares or separate instruments of transfer are required.

     If this Letter of Transmittal is signed other than by the registered holder of the convertible preferred shares listed, the convertible preferred shares must be accompanied by appropriate instruments of transfer signed exactly as the name or names of the registered holder(s) appear on the convertible preferred shares, and signatures on such instruments of transfer must be guaranteed by a Medallion Signature Guarantor, unless the signature is that of an "eligible institution."

     4. TRANSFER TAXES. Except as set forth in this Instruction 4, owners who tender their convertible preferred shares for exchange will not be obligated to pay any transfer taxes. If, however, convertible preferred shares are registered in the name of any person other than the person signing the letter of transmittal or a transfer tax is imposed for any reason other than the exchange of common shares for convertible preferred shares in connection with the exchange offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

     5. WAIVER OF CONDITIONS. The conditions of the Exchange Offer may be amended or waived by Cornerstone, in whole or in part, at any time and from time to time, in the case of any convertible preferred shares tendered.

     6. SUBSTITUTE FORM W-9. Unless an exemption from backup withholding tax and information reporting requirements is otherwise established with Cornerstone, each tendering holder of convertible preferred shares (or other payee) must provide Cornerstone with a correct United States taxpayer identification number ("TIN"), generally the holder's United States Social Security or federal employer identification number, and with other information on Substitute Form W-9, which is provided under "Important Tax Information" below, that the holder (or other payee) is not subject to backup withholding tax. Failure to provide the information on the Substitute Form W-9 may subject the tendering holder (or other payee) to a $50 penalty imposed by the United States Internal Revenue Service and 31% backup withholding tax. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering holder (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and Cornerstone is not provided with a TIN, Cornerstone will withhold any amounts required to be withheld. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

     7. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance or additional copies of the Prospectus or this Letter of Transmittal may be directed to David Lerner Associates, Inc., Cornerstone's information agent, at its telephone number and address set forth below. A holder of convertible preferred shares may also contact Cornerstone for assistance concerning the Exchange Offer.

                           IMPORTANT TAX INFORMATION

     Under United States federal income tax law, a holder of convertible preferred shares whose tendered convertible preferred shares are accepted for exchange generally is required to provide Cornerstone with such holder's current TIN on Substitute Form W-9 below. If such holder of convertible preferred shares is an individual, the TIN is his or her Social Security number. If Cornerstone is not provided with the correct TIN, the holder of convertible preferred shares or other payee may be subject to a $50 penalty imposed by the United States Internal Revenue Service. In addition, such holder of convertible preferred shares or other payee with respect to convertible preferred shares exchanged pursuant to the Exchange Offer may be subject to 31% backup withholding tax.

     Backup withholding tax is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding tax will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the United States Internal Revenue Service.

     Certain holders of convertible preferred shares (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding tax and reporting requirements. Non-U.S. holders of shares must establish their status as exempt recipients, and can do so by submitting to Cornerstone a properly completed Substitute Form W-8, signed under penalties of perjury and attesting to such holder's exempt status.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding tax, the holder of convertible preferred shares is required to notify Cornerstone of the holder's current TIN (or the TIN of any other payee) by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such holder of convertible preferred shares is awaiting a TIN), and that (1) the holder of convertible preferred shares has not been notified by the United States Internal Revenue Service that the holder of convertible preferred shares is subject to backup withholding tax as a result of failure to report all interest or dividends, or
(2) the United States Internal Revenue Service has notified the holder of convertible preferred shares that the holder of convertible preferred shares is no longer subject to backup withholding tax.

WHAT NUMBER TO GIVE CORNERSTONE

     The holder of convertible preferred shares is required to give Cornerstone the TIN (e.g., Social Security number or employer identification number) of the record owner of the convertible preferred shares. If the convertible preferred shares are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

              PAYER'S NAME: Cornerstone Realty Income Trust, Inc.



      SUBSTITUTE FORM W-9                    PART I--TIN--Please provide       PART II-- Awaiting TIN--If you
                                             Your TIN In the Space             have not been issued a TIN but
  Department of the Treasury                 Provided and Certify By           have applied for one, or intend to
  Internal Revenue Service                   Signing and Dating Below.         apply for one in the near future,
  Payor's Request for Taxpayer                                                 please check the box provided
  Identification Number (TIN)                                                  and certify by signing and dating
                                             ------------------------          Part IV and the "Certificate Of
                                             Social Security Number or         Taxpayer Awaiting Identification
                                             Employer Identification           Number" below.
                                             Number
                                                                                [  ] Awaiting TIN

 PART III--Exempt Holders--If you are exempt from backup withholding (e.g. a corporation), you must still certify your TIN by completing Part I and by signing and dating below. Please indicate your exempt status by writing "EXEMPT" in the space provided to the right.
-----------------------------------------------------------------------------------------------------------------------

 PART IV--Certification--Under penalties of perjury, I certify that:
  (1) The number shown on this form is my correct TIN (or I am waiting for a TIN to be issued to
     me), and
  (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

  Certification Instructions--You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest or dividends on your tax return. However, if you have since been notified by the IRS that you are no longer subject to backup withholding, do not cross out item (2).

  SIGNATURE_______________________________      Date_______________________
-------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF CASH RECEIVED BY YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ATTACHED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

              YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
            CHECKED THE BOX IN PART II OF SUBSTITUTE FORM W-9 ABOVE



            CERTIFICATE OF TAXPAYER AWAITING IDENTIFICATION NUMBER

 I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and that I mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office (or I intend to mail or deliver an application in the near future). I understand that if I do not provide a taxpayer identification number within sixty (60) days, 31% of all reportable payments made to me thereafter will be withheld until I provide a TIN.

  SIGNATURE_______________________________      Date_________________________

               The Information Agent for the Exchange Offer is:


                         David Lerner Associates, Inc.
                             477 Jericho Turnpike
                            Syosset, New York 11791
                                (800) 367-3000


     Any questions or requests for assistance or for additional copies of the Prospectus or the Letter of Transmittal may be directed to David Lerner Associates, Inc. at its address and telephone number set forth above. A holder of convertible preferred shares may also contact Cornerstone for assistance concerning the Exchange Offer.


             To contact Cornerstone concerning the Exchange Offer:


                     Cornerstone Realty Income Trust, Inc.
                         Attention: Investor Relations
                             306 East Main Street
                           Richmond, Virginia 23219


                 For Information by Telephone: (804) 643-1761
                          By Facsimile: (804) 782-9302

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Virginia law and our articles of incorporation provide that our directors and officers shall have no liability to Cornerstone unless such officer or director has engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. Generally, claimants must look solely to Cornerstone's property for satisfaction of claims arising in connection with Cornerstone's affairs.

     Our articles of incorporation provide that Cornerstone shall indemnify any present or former director or officer against any expense or liability in an action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose that he reasonably believed to be in the best interests of Cornerstone or its shareholders, and that the liability was not the result of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Cornerstone pursuant to the foregoing provisions, Cornerstone has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the act and is therefore unenforceable.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:


 EXHIBIT                                          EXHIBIT
  NUMBER                                        DESCRIPTION
---------   -----------------------------------------------------------------------------------
 3.1        Amended and Restated Articles of Incorporation of Cornerstone Realty Income
            Trust, Inc., as amended (Incorporated by reference to Exhibit 3.1 included in the registrant's Report on Form 8-K dated May 12, 1998; File No. 1-12875).
 3.2        Articles of Amendment to the Amended and Restated Articles of Incorporation of
            Cornerstone Realty Income Trust, Inc. (Incorporated by reference to Exhibit 3.2 included in the registrant's Report on Form 8-K dated July 23, 1999; File No.
             1-12875).
 3.3        Bylaws of Cornerstone Realty Income Trust, Inc. (Amended Through May 25, 2000),
            previously filed.
 4.1        Promissory Note dated September 27, 1999 in the principal amount of $50,550,000 made payable by Cornerstone Realty Income Trust, Inc. to the order of The
            Prudential Insurance Company of America (Incorporated by reference to Exhibit 4.1 included in the registrant's Report on Form 8-K dated September 29, 1999; File No.
             1-12875).
 4.2        Promissory Note dated September 27, 1999 in the principal amount of $22,950,000 made payable by CRIT-NC, LLC to the order of The Prudential Insurance Company of America (Incorporated by reference to Exhibit 4.2 included in the registrant's
            Report on Form 8-K dated September 29, 1999; File No. 1-12875).

 EXHIBIT                                           EXHIBIT
 NUMBER                                          DESCRIPTION
--------   --------------------------------------------------------------------------------------
 4.3       Mortgage and Security Agreement dated as of September 27, 1999 from Cornerstone
           Realty Income Trust, Inc., as borrower, to The Prudential Insurance Company of
           America, as lender, pertaining to the Hampton Pointe and Westchase properties
           (Incorporated by reference to Exhibit 4.3 included in the registrant's Report on Form
           8-K dated September 29, 1999; File No. 1-12875).
 4.4       Mortgage and Security Agreement dated as of September 27, 1999 from Cornerstone
           Realty Income Trust, Inc., as borrower, to The Prudential Insurance Company of
           America, as lender, pertaining to the Arbors at Windsor Lake property (Incorporated by reference to Exhibit 4.4 included in the registrant's Report on Form 8-K dated
           September 29, 1999; File No. 1-12875).
 4.5       Deed of Trust and Security Agreement dated as of September 27, 1999 made by
           CRIT-NC, LLC, as borrower, for the benefit of The Prudential Insurance Company of America, as lender, pertaining to the Charleston Place and Stone Point properties
           (Incorporated by reference to Exhibit 4.5 included in the registrant's Report on Form
           8-K dated September 29, 1999; File No. 1-12875).
 4.6       Deed of Trust and Security Agreement dated as of September 27, 1999 made by
           CRIT-NC, LLC, as borrower, for the benefit of The Prudential Insurance Company of America, as lender, pertaining to the St. Regis and Remington Place properties
           (Incorporated by reference to Exhibit 4.6 included in the registrant's Report on Form
           8-K dated September 29, 1999; File No. 1-12875).
 4.7       Deed To Secure Debt and Security Agreement by Cornerstone Realty Income Trust,
           Inc., as borrower, to The Prudential Insurance Company of America, as lender, pertaining to the Ashley Run, Stone Brook and Spring Lake properties (Incorporated by reference to Exhibit 4.7 included in the registrant's Report on Form 8-K dated
           September 29, 1999; File No. 1-12875).
 4.8       Assignment of Leases and Rents dated as of September 27, 1999, by Cornerstone
           Realty Income Trust, Inc. to The Prudential Insurance Company of America
           (Charleston County, South Carolina) (Incorporated by reference to Exhibit 4.8 included in the registrant's Report on Form 8-K dated September 29, 1999; File No.
            1-12875).
 4.9       Assignment of Leases and Rents dated as of September 27, 1999, by Cornerstone
           Realty Income Trust, Inc. to The Prudential Insurance Company of America
           (Richland County, South Carolina) (Incorporated by reference to Exhibit 4.9 included in the registrant's Report on Form 8-K dated September 29, 1999; File No. 1-12875).
 4.10      Assignment of Leases and Rents dated as of September 27, 1999, by CRIT-NC, LLC to The Prudential Insurance Company of America (Mecklenburg County, North
           Carolina) (Incorporated by reference to Exhibit 4.10 included in the registrant's
           Report on Form 8-K dated September 29, 1999; File No. 1-12875).
 4.11      Assignment of Leases and Rents dated as of September 27, 1999, by Cornerstone
           Realty Income Trust, Inc. to The Prudential Insurance Company of America (Clayton
           County, Georgia) (Incorporated by reference to Exhibit 4.11 included in the registrant's Report on Form 8-K dated September 29, 1999; File No. 1-12875).
 4.12      Assignment of Leases and Rents dated as of September 27, 1999, by Cornerstone
           Realty Income Trust, Inc. to The Prudential Insurance Company of America
           (Gwinnett County, Georgia) (Incorporated by reference to Exhibit 4.12 included in the registrant's Report on Form 8-K dated September 29, 1999; File No. 1-12875).
 4.13      Assignment of Leases and Rents dated as of September 27, 1999, by CRIT-NC, LLC to The Prudential Insurance Company of America (Wake County, North Carolina)
           (Incorporated by reference to Exhibit 4.13 included in the registrant's Report on
           Form 8-K dated September 29, 1999; File No. 1-12875).

  EXHIBIT                                            EXHIBIT
  NUMBER                                           DESCRIPTION
----------   --------------------------------------------------------------------------------------
 4.14        Promissory Note dated December 12, 2000 in the principal amount of $10,500,000 made payable by CRIT-VA, Inc. to First Union National Bank, with respect to the
             Mayflower Apartments in Virginia Beach, Virginia. (Incorporated by reference to
             Exhibit 10.14 included in the registrant's Report on Form 8-K dated December 12,
             2000; File No. 1-12875).
 4.15        Indemnity and Guaranty Agreement dated as of December 12, 2000 by Cornerstone
             Realty Income Trust, Inc. as Indemnitor in favor of First Union National Bank as
             Lender, in connection with a $10,500,000 loan to CRIT-VA, Inc. as Borrower, with respect to the Mayflower Apartments in Virginia Beach, Virginia. (Incorporated by
             reference to Exhibit 10.15 included in the registrant's Report on Form 8-K dated
             December 12, 2000; File No. 1-12875).
 4.16        Deed of Trust and Security Agreement dated as of December 12, 2000, from
             CRIT-VA, Inc., as Grantor, to TRSTE, Inc. as Trustee for First Union National
             Bank, the Beneficiary with respect to the Mayflower Apartments in Virginia Beach,
             Virginia. (Incorporated by reference to Exhibit 10.16 included in the registrant's
             Report on Form 8-K dated December 12, 2000; File No. 1-12875).
 4.17        Assignment of Warranties and Other Contract Rights dated as of December 12, 2000 from CRIT-VA, Inc. as Borrower to First Union National Bank as Lender with respect to the Mayflower Apartments in Virginia Beach, Virginia. (Incorporated by
             reference to Exhibit 10.17 included in the registrant's Report on Form 8-K dated
             December 12, 2000; File No. 1-12875).
 4.18        Assignment of Leases and Rents dated as of December 12, 2000 by CRIT-VA, Inc.
             as Assignor in favor of First Union National Bank as Assignee with respect to the
             Mayflower Apartments in Virginia Beach, Virginia. (Incorporated by reference to
             Exhibit 10.18 included in the registrant's Report on Form 8-K dated December 12,
             2000; File No. 1-12875).
 4.19        Consent and Agreement of Manager dated as of December 12, 2000 by CRIT-VA,
             Inc. as Borrower in favor of First Union National Bank as Lender with respect to the
             Mayflower Apartments in Virginia Beach, Virginia. (Incorporated by reference to
             Exhibit 10.19 included in the registrant's Report on Form 8-K dated December 12,
             2000; File No. 1-12875).
 4.20        Environmental Indemnity Agreement dated as of December 12, 2000 by CRIT-VA,
             Inc. and Cornerstone Realty Income Trust, Inc., as Indemnitors, in favor of First
             Union National Bank, as Lender, with respect to the Mayflower Apartments in
             Virginia Beach, Virginia. (Incorporated by reference to Exhibit 10.20 included in the registrant's Report on Form 8-K dated December 12, 2000; File No. 1-12875).
 4.21        Receipt and Closing Certificate dated December 12, 2000 by CRIT-VA, Inc. as
             Borrower and Cornerstone Realty Income Trust, Inc. as Guarantor in favor of First
             Union National Bank, as Lender, with respect to the Mayflower Apartments in
             Virginia Beach, Virginia. (Incorporated by reference to Exhibit 10.21 included in the registrant's Report on Form 8-K dated December 12, 2000; File No. 1-12875).
 4.22        Revolving Credit Note dated December 12, 2000 in the principal amount of
             $50,000,000 made payable by Cornerstone Realty Income Trust, Inc. and CRIT-NC,
             LLC to the order of First Union National Bank. (Incorporated by reference to
             Exhibit 10.22 included in the registrant's Report on Form 8-K dated December 12,
             2000; File No. 1-12875).

  EXHIBIT                                             EXHIBIT
  NUMBER                                            DESCRIPTION
----------   ----------------------------------------------------------------------------------------
  4.23       Credit Agreement dated as of December 12, 2000 among Cornerstone Realty Income
             Trust, Inc. and CRIT-NC, LLC as Borrowers and First Union National Bank as
             Lender and Administrative Agent for all lenders. (Incorporated by reference to
             Exhibit 10.23 included in the registrant's Report on Form 8-K dated December 12,
             2000; File No. 1-12875).
  4.24       Schedule setting forth information on 14 substantially identical promissory notes (with respect to Exhibit 4.14) dated December 12, 2000 in various principal amounts made payable to the order of First Union National Bank. (Incorporated by reference to
             Exhibit 10.24 included in the registrant's Report on Form 8-K dated December 12,
             2000; File No. 1-12875).
  4.25       Schedule setting forth information on 14 substantially identical Indemnity and
             Guaranty Agreements (with respect to Exhibit 4.15) dated as of December 12 by
             Cornerstone Realty Income Trust, Inc. as Indemnitor in favor of First Union
             National Bank as Lender. (Incorporated by reference to Exhibit 10.25 included in the registrant's Report on Form 8-K dated December 12, 2000; File No. 1-12875).
  4.26       Schedule setting forth information on 14 substantially identical Deeds of Trust (with respect to Exhibit 4.16) dated as of December 12, 2000 with First Union National
             Bank as Beneficiary. (Incorporated by reference to Exhibit 10.26 included in the registrant's Report on Form 8-K dated December 12, 2000; File No. 1-12875).
  4.27       Schedule setting forth information on 14 substantially identical Assignments of
             Warranties and Other Contract Rights (with respect to Exhibit 4.17) dated as of
             December 12, 2000 to First Union National Bank as Lender. (Incorporated by
             reference to Exhibit 10.27 included in the registrant's Report on Form 8-K dated
             December 12, 2000; File No. 1-12875).
  4.28       Schedule setting forth information on 14 substantially identical Assignments of Leases and Rents (with respect to Exhibit 4.18) dated as of December 12, 2000 to First
             Union National Bank as Assignee. (Incorporated by reference to Exhibit 10.28 included in the registrant's Report on Form 8-K dated December 12, 2000; File No.
              1-12875).
  4.29       Schedule setting forth information on 14 substantially identical Consents and
             Agreements of Manager (with respect to Exhibit 4.19) dated as of December 12, 2000 in favor of First Union National Bank. (Incorporated by reference to Exhibit 10.29 included in the registrant's Report on Form 8-K dated December 12, 2000; File No.
              1-12875).
  4.30       Schedule setting forth information on 14 substantially identical Environmental
             Indemnity Agreements (with respect to Exhibit 4.20) dated as of December 12, 2000 in favor of First Union National Bank. (Incorporated by reference to Exhibit 10.30 included in the registrant's Report on Form 8-K dated December 12, 2000; File No.
              1-12875).
  4.31       Schedule setting forth information on 14 substantially identical Receipt and Closing
             Certificates (with respect to Exhibit 4.21) dated December 12, 2000 in favor of First
             Union National Bank. (Incorporated by reference to Exhibit 10.31 included in the registrant's Report on Form 8-K dated December 12, 2000; File No. 1-12875).
  5.1        Opinion of McGuireWoods LLP (FILED HEREWITH).
  8.1        Tax Opinion of McGuireWoods LLP (FILED HEREWITH).
 12.1        Statement regarding computation of Ratio of Earnings to Fixed Charges and Ratio of
             Earnings to Combined Fixed Charges and Preferred Stock Distributions. (FILED
             HEREWITH)
 23.1        Consent of Ernst & Young LLP. (FILED HEREWITH)

  EXHIBIT                                            EXHIBIT
   NUMBER                                          DESCRIPTION
-----------   -------------------------------------------------------------------------------------
  24.1        Power of Attorney of Glenn W. Bunting, Jr., previously filed.
  24.2        Power of Attorney of Leslie A. Grandis, previously filed.
  24.3        Power of Attorney of Penelope W. Kyle, previously filed.
  24.4        Power of Attorney of Harry S. Taubenfeld, previously filed.
  24.5        Power of Attorney of Martin Zuckerbrod, previously filed.
  24.6        Power of Attorney of Stanley J. Olander, Jr. (FILED HEREWITH).
  99.1        Share Purchase Loan Program of Cornerstone Realty Income Trust, Inc.
              (Incorporated by reference to Exhibit 99.1 included in the registrant's Report on
              Form 10-Q for the period ended June 30, 2000; File No. 1-12875).
  99.2        Letter of Transmittal related to Exchange Offer, attached as Annex A to the prospectus that is a part of this registration statement.
  99.3        Letter of Instruction to Holders of Convertible Preferred Shares related to Exchange
              Offer (FILED HEREWITH).



The registrant agrees to furnish the Securities and Exchange Commission on request a copy of any instrument with respect to long-term debt of the registrant or its subsidiaries the total amount of securities authorized under which does not exceed 10% of the total assets of the registrant and its subsidiaries on a consolidated basis.



ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on March 12, 2001.


                                   CORNERSTONE REALTY INCOME TRUST, INC.


                                   By:  /s/ Glade M. Knight
                                         -------------------------------------
                                   Name:  Glade M. Knight
                                          Chairman of the Board of Directors,
                                          Chief  Executive Officer and President


     Pursuant to the requirement of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated:


                NAME                                  TITLE                         DATE
-----------------------------------   -------------------------------------   ---------------
    /s/ Glade M. Knight               Chairman of the Board of Directors,     March 12, 2001
--------------------------            Chief Executive Officer and
        Glade M. Knight

                                      President
              *                       Director, Chief Financial Officer       March 12, 2001
---------------------------           and Secretary
   Stanley J. Olander, Jr

             *                        Director                                March 12, 2001
---------------------------
    Harry S. Taubenfeld

             *                        Director                                March 12, 2001
---------------------------
     Martin Zuckerbrod

             *                        Director                                March 12, 2001
---------------------------
    Glenn W. Bunting, Jr.

             *                        Director                                March 12, 2001
---------------------------
      Penelope W. Kyle

             *                        Director                                March 12, 2001
---------------------------
     Leslie A. Grandis

*By:  /s/ Glade M. Knight
    ----------------------
          Glade M. Knight
        (Attorney-In-Fact)